EXHIBIT 2

                          AGREEMENT AND PLAN OF MERGER

                          Dated as of January 11, 1998

                                      among

                             Meditrust Corporation,

                          Meditrust Operating Company.

                                       and

                           Cobblestone Holdings, Inc.


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                          AGREEMENT AND PLAN OF MERGER

            AGREEMENT AND PLAN OF MERGER, dated as of January 11, 1998, by and among Meditrust Corporation, a Delaware corporation ("Reitco"), Meditrust Operating Company, a Delaware corporation ("Opco") and Cobblestone Holdings, Inc., a Delaware corporation (the "Company").

            WHEREAS, the Boards of Directors of Reitco, Opco and the Company have approved, and have determined that it is advisable and in the best interests of their respective stockholders to consummate, the merger of the Company with and into Reitco (the "Merger") and the other transactions contemplated by this Agreement, including without limitation, Section 1.3, upon the terms and subject to the conditions set forth herein;

            WHEREAS, for federal income tax purposes, it is intended that the Merger will qualify as part of a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (collectively, the "Code") and that this Agreement constitute a "plan of reorganization" under the Code;

            WHEREAS, the shares of common stock, par value $.10 per share, of Reitco (the "Reitco Common Stock") and the shares of common stock, par value $.10 per share, of Opco (the "Opco Common Stock") are paired and transferable and traded only in combination as a single unit (the "Paired Shares") on the New York Stock Exchange (the "NYSE"); and

            WHEREAS contemporaneously with the execution of this Agreement Reitco, Opco and certain other Persons (such other Persons, collectively, the "Principal Shareholders") have entered into a Shareholders Agreement (the "Shareholders Agreement") pursuant to which the Principal Shareholders have agreed, among other things, to refrain from taking certain actions and Reitco, Opco and the Principal Shareholders have agreed, among other things, to take certain actions on the terms and subject to the conditions set forth in the Shareholders Agreement.

            NOW THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

                                   ARTICLE I.
                                   THE MERGER

            1.1. The Merger. Upon the terms and subject to the conditions hereof, at the Effective Time (as defined in Section 1.2 hereof), the Company shall be merged with and into Reitco, and the separate corporate existence of the Company shall thereupon cease. Reitco shall be the surviving corporation in the Merger (the "Surviving Corporation") and all of its rights, privileges, powers, immunities, purposes and franchises shall continue unaffected by the Merger. The Merger shall have the effects set forth in Section 259 of the General Corporation Law of the State of Delaware (the "DGCL").

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            1.2. Effective Time of the Merger. The Merger shall become effective when a properly executed Certificate of Merger meeting the requirements of
Section 251 of the DGCL is duly filed with the Secretary of State of the State of Delaware or at such later time as the parties hereto shall have designated in such filing as the Effective Time of the Merger (the "Effective Time"), which filing shall be made as soon as practicable after the closing of the transactions contemplated by this Agreement in accordance with Section 3.8 hereof.

            1.3.  Certain Transfers; Reservation of Right to Revise
Transaction. The Parties expect that the following actions will occur at the
Closing: (i) the Company will transfer all its employees to Opco (or a Subsidiary of Opco), (ii) to the extent legally possible, the Company will eliminate, in a manner reasonably satisfactory to Reitco, all minority interests in all wholly-owned Subsidiaries of the Company and (iii) the Company will sell, transfer, lease, sublease or otherwise convey to Opco (or a Subsidiary of Opco) liquor licenses, any or all personal property leased by the Company or any of its Subsidiaries, any or all real property leased by the Company or any of its Subsidiaries and any assets of the Company (which the parties expect will not be material assets) that Reitco reasonably determines are necessary or advisable to sell, transfer and convey in order to enable Reitco to continue to qualify as a "real estate investment trust" for federal income tax purposes (a "REIT"); provided, however, that the taking of such actions (i) shall enable the Merger to continue to qualify as, or be treated as part of, one or more tax-free reorganizations within the meaning of Section 368(a) of the Code, and (ii) shall not affect the ability to satisfy the conditions set forth in Section 7.2(e) and 7.3(e). Notwithstanding anything to the contrary contained in this Agreement, Reitco and Opco may, in their sole discretion, but following a good faith consultation with the Company, at any time prior to the Effective Time, revise the method of effecting the Merger, which change may include the use of a merger subsidiary, preferred stock subsidiaries or other acquisition vehicles; provided, however, that such revised method of effecting the Merger (i) shall enable the Merger to continue to qualify as, or be treated as part of, one or more tax-free reorganizations within the meaning of Section 368(a) of the Code, and (ii) shall not affect the ability to satisfy the conditions set forth in
Section 7.2(e) and 7.3(e). The parties hereto agree that they will execute, and will cause their respective direct and indirect Subsidiaries to execute, such agreements and documents and such amendments to this Agreement and any related documents as shall be appropriate in order to reflect such revised structure. As used in this Agreement, the word "Subsidiary" means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (i) such party or any other Subsidiary of such party is a general partner (excluding such partnerships where such party or any Subsidiary of such party do not have a majority of the voting interest in such partnership) or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

            1.4. Subscription Agreement. Immediately prior to the Closing (as defined in Section 3.8), the Company, Opco and Reitco will enter into a contract in the form previously agreed to or as such contract may be changed by the parties hereto (the "Company/Opco Subscription Agreement") pursuant to which consistent with this Agreement the Company will

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pay for, and Opco will issue directly to the shareholders of the Company as part of the consideration to be paid to such shareholders in the Merger, a number of shares (the "Subscribed Shares") of Opco Common Stock equal to the number of shares of Reitco Common Stock to be issued to shareholders of the Company pursuant to the Merger; provided, however, that such Company/Opco Subscription Agreement may be amended or modified in whole or in part in connection with any transaction contemplated by Section 1.3 hereof.

            1.5. Subscribed Shares. The parties acknowledge and agree that the Subscribed Shares will be issued in accordance with Sections 3.1 and 3.3 to the shareholders of the Company in connection with the Merger and will be paired with the Reitco Common Stock issued in the Merger and that neither the Company nor Reitco will at any time become a stockholder of Opco.

                                   ARTICLE II.
                            THE SURVIVING CORPORATION

            2.1. Certificate of Incorporation. The Certificate of Incorporation of the Surviving Corporation shall be the Certificate of Incorporation of Reitco in effect immediately prior to the Effective Time until thereafter amended in accordance with the provisions thereof and applicable law.

            2.2. By-Laws. The Bylaws of the Surviving Corporation shall be the Bylaws of Reitco in effect immediately prior to the Effective Time until thereafter amended in accordance with the provisions thereof and applicable law.

            2.3. Directors and Officers of Surviving Corporation.

                  (a) The directors of Reitco immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation as of the Effective Time and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

                  (b) The officers of Reitco immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation at the Effective Time and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

                                  ARTICLE III.
                  CONVERSION OF SHARES AND REPAYMENT OF DEBT

            3.1. Merger Consideration. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof:

                  (a) Conversion of Common Shares. Each share (each, a "Common Share") of the Company's common stock, par value $.01 per share (the "Common Stock"), issued and outstanding immediately prior to the Effective Time, other than Dissenting Shares (as


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defined in Section 3.6) and Common Shares held in the treasury of the Company or owned by Reitco, Opco or any Subsidiary of the Company, Reitco or Opco, will at the Effective Time be converted into the right to receive that number of Paired Shares that is equal to the Exchange Ratio calculated in accordance with Section 3.1(b) (the "Common Stock Consideration").

                  (b) Calculation of the Exchange Ratio.

                        (i) If the Closing Price is equal to or greater than thirty dollars and forty cents ($30.40), but less than or equal to forty two dollars and seventy five cents ($42.75), the Exchange Ratio will be computed using the following formula:

((Base Price - Tender Premium) / Calculation Price) / Common Shares
                    = Exchange Ratio

                        (ii) If the Closing Price is greater than forty two dollars and seventy five cents ($42.75), the Exchange Ratio will be computed using the following formula:

((Base Price - Tender Premium) / 39.19) X (42.75 / Closing Price)
                    / Common Shares = Exchange Ratio

                        (iii) If the Closing Price is less than thirty dollars and forty cents ($30.40), the Exchange Ratio will be computed using the following formula:

((Base Price - Tender Premium) / 32.06) X  (30.40 / Closing Price)
                    / Common Shares = Exchange Ratio


                        (iv) As used in this Agreement, the following terms have the meanings indicated below:

                        "Base Price" means two hundred twelve million nine hundred twenty-five thousand dollars ($212,925,000).

                        "Calculation Price" means (i) thirty nine dollars and nineteen cents ($39.19), if the Closing Price is equal to or greater than thirty nine dollars and nineteen cents ($39.19), but less than or equal to forty two dollars and seventy five cents ($42.75), (ii) the Closing Price, if the Closing Price is greater than thirty two dollars and six cents ($32.06), but less than thirty nine dollars and nineteen cents ($39.19) and (iii) thirty two dollars and six cents ($32.06), if the Closing Price is equal to or greater than thirty dollars and forty cents ($30.40), but less than or equal to thirty two dollars and six cents ($32.06).

                        "Closing Price" means the average per share closing price for a Paired Share as reported on the NYSE Transactions Tape (as reported in the Wall Street Journal or, if not reported thereby, by another authoritative source) over the five consecutive Trading


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Day period ending the Trading Day immediately preceding the second Trading Day prior to the Closing Date.

                        "Tender Premium" has the meaning given such term in
Section 3.7.

                        "Trading Day" means a day on which the NYSE is open for trading.

                        (v) In determining the Exchange Ratio as provided above, the final number will be rounded to three decimal places, rounding up from 0.0005. In the event of any stock dividend or other distribution or a subdivision, combination or modification of Reitco Common Stock or Opco Common Stock with a record date after the date hereof and prior to the Effective Time, the Exchange Ratio will be equitably adjusted.

                  (c) Preferred Stock. At the election of Reitco, which election shall be delivered to the Company in writing no later than January 23, 1998, the Company will either:

                        (i) In accordance with the terms of the Certificate of Designation, Preferences and Relative Rights, Qualifications, Limitations and Restrictions (the "Certificate of Designation") for the Company's Series A Preferred Stock, par value $.01 per share (the "Preferred Stock"), each share of Preferred Stock (each, a "Preferred Share") issued and outstanding immediately prior to the Effective Time shall be redeemed by the Company for eight dollars and twenty-five cents ($8.25) in cash (the "Redemption Price"). At such time as is required under the Certificate of Designation, the Company shall provide notice of such redemption to the holders of the Preferred Stock; or

                        (ii) Obtain any necessary consents of the holders of Preferred Shares so that, at the Effective Time each Preferred Share shall, whether through redemption, as part of the Merger or otherwise be converted into the right to receive the Redemption Price, payable at the election of Reitco, in either (A) Paired Shares valued at the closing price of the Paired Shares as reported on the NYSE Transactions Tape (as reported in the Wall Street Journal, or if not reported thereby, by another authoritative source) on the end of the Trading Day immediately prior to the Effective Time or (B) a combination of cash and Paired Shares (valued as provided in Section 3.1(c)(ii)(A)) (the consideration payable pursuant to this Section 3.1(c)(ii), the "Preferred Stock Consideration," and together with the Common Stock Consideration, the "Merger Consideration"). As used herein, the term "Preferred Stock Election" means an election by Reitco under this Section 3.1(c) to pay the Preferred Stock Consideration.

                  (d) Cancellation of Treasury Stock and Reitco and Opco-Owned Stock. Each Common Share and Preferred Share that is owned by the Company or by any wholly owned Subsidiary of the Company, or by Reitco or Opco or any wholly owned Subsidiary of Reitco or Opco, will automatically be canceled and retired and will cease to exist, and no consideration will be delivered in exchange therefor.


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                  (e) Cancellation of Other Shares. Each Common Share converted pursuant to Section 3.1(a) and each Preferred Share redeemed or converted pursuant to Section 3.1(c) will no longer be outstanding and will automatically be canceled and retired and cease to exist and each holder of a certificate representing any such Common Share or Preferred Share will cease to have any rights with respect thereto, except (i) in the case of the Common Shares, the right to receive the Common Stock Consideration and any additional cash in lieu of fractional Paired Shares to be issued or paid in consideration therefor upon surrender of the stock certificate representing such share and (ii) in the case of the Preferred Shares, the right to receive the consideration provided for in
Section 3.1(c) and any additional cash in lieu of fractional Paired Shares to be issued or paid in consideration therefor upon surrender of the stock certificate representing such share.

            3.2.  Company Stock Plans.

                  (a) The Company will take all actions necessary to provide that, upon the Effective Time, each outstanding option (each, an "Option") to purchase Common Stock under the Company's Stock Option Plan (the "Option Plan"), whether or not then exercisable or vested, will either (i) become fully exercisable and vested or (ii) expire and be extinguished.

                  (b) As soon as practicable after the date hereof, the Company will deliver to holders of Options appropriate notices setting forth such holders' rights pursuant to the Option Plan, the agreements evidencing the grants of such Options and this Agreement. Options which are exercisable immediately prior to the Effective Time will assumed by Reitco pursuant to and in accordance with Section 3.2(c).

                  (c) At the Effective Time, the Company's obligations with respect to each Option which is exercisable immediately prior to the Effective Time that is set forth on Section 4.2 of the Company Disclosure Schedule will be assumed by Reitco (an "Assumed Option"). The Assumed Options will continue to have, and be subject to, the same terms and conditions as set forth in the Option Plan and related option agreements (as in effect immediately prior to the Effective Time) pursuant to which the Assumed Options were issued, provided that
(i) all references to the Company will be deemed to be references to Reitco and Opco, and all references to the Common Stock will be deemed to be references to Paired Shares, (ii) each Assumed Option will be exercisable for that number of whole Paired Shares equal to the product of the number of shares of the Common Stock covered by the Assumed Option immediately prior to the Effective Time multiplied by the Exchange Ratio and rounded to the nearest whole number of Paired Shares, and (iii) the exercise price per share of Paired Shares under each Assumed Option will be equal to the exercise price per share of the Common Stock under the Assumed Option immediately prior to the Effective Time divided by the Exchange Ratio, rounded to the nearest cent. Pursuant to this Agreement, Reitco and Opco will (A) reserve for issuance or hold the number of Paired Shares that will become issuable upon the exercise of such Assumed Options pursuant to this Section 3.2(c) and (B) promptly after the Effective Time issue to each holder of an outstanding Assumed Option a document evidencing the assumption by Reitco of the Company's obligations with respect thereto under this Section 3.2(c).


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            3.3.  Exchange of Certificates Representing Shares.

                  (a) Exchange Agent. Prior to the Effective Time, Reitco and Opco will enter into an agreement with The First National Bank of Boston, N.A., or such other bank or trust company as may be designated by Reitco, Opco and the Company (the "Exchange Agent"), which agreement will provide that as of the Effective Time Reitco and Opco will deposit, or will cause to be deposited, with the Exchange Agent, for the benefit of the holders of Common Shares (and Preferred Shares if required pursuant to the Preferred Stock Election), for exchange in accordance with this Article III, through the Exchange Agent, (i) certificates representing the shares of Reitco Common Stock and Opco Common Stock, and (ii) cash sufficient to pay for fractional Paired Shares in accordance with Section 3.3(d), in each case payable pursuant to this Article III in exchange for the Common Stock (and the Preferred Stock if required pursuant to the Preferred Stock Election). Such certificates for shares of Reitco Common Stock and Opco Common Stock, together with any dividends or distributions with respect thereto with a record date after the Effective Time and any cash to be paid in lieu of any fractional Paired Shares, are hereinafter referred to as the "Exchange Fund."

                  (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Exchange Agent will mail to each holder of record of a certificate which immediately prior to the Effective Time represented outstanding Common Shares, and required pursuant to a Preferred Stock Election, Preferred Shares (a "Certificate") converted into the right to receive the Merger Consideration: (i) a letter of transmittal (which will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon delivery of the Certificates to the Exchange Agent and will be in such form and have such other customary provisions as Reitco may specify consistent with this Agreement) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate will be entitled to receive in exchange therefor the applicable Merger Consideration and cash, if any, which such holder has the right to receive pursuant to the provisions of this Article III, and the Certificate so surrendered will forthwith be canceled. In the event of a transfer of ownership of Common Shares (and Preferred Shares if required pursuant to the Preferred Stock Election) which is not registered in the transfer records of the Company, the Merger Consideration may be issued or paid to a person or entity (a "Person") other than the Person in whose name the Certificate so surrendered is registered if such Certificate is properly endorsed or otherwise in proper form for transfer and the Person requesting such issuance or payment pays any transfer or other taxes required by reason of the issuance or payment of the Merger Consideration to a Person other than the registered holder of such Certificate or establishes to the satisfaction of Reitco that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 3.3(b), each Certificate will be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the applicable Merger Consideration which the holder thereof has the right to receive in respect of such Certificate in the Merger and cash, if any, pursuant to the provisions of this Article III. No interest will be paid or will accrue on any cash payable to holders of Certificates pursuant to the provisions of this Article III, but all payments of cash, if any, which holders have



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the right to receive pursuant to the provisions of this Article III will be made in immediately available funds.

                  (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to Reitco Common Stock or Opco Common Stock with a record date after the Effective Time and no cash payment in lieu of fractional shares will be paid pursuant to Section 3.3(d) to the holder of any unsurrendered Certificate with respect to the Paired Shares represented thereby, and all such dividends, other distributions and cash in lieu of fractional Paired Shares will be paid by Reitco or Opco to the Exchange Agent on the appropriate payment date and will be included in the Exchange Fund, in each case in accordance with this Article III. Subject to the effect of applicable escheat or similar laws, following surrender of any Certificate in accordance herewith there will be paid to the holder of the certificates representing whole Paired Shares issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time and which have been theretofore paid by Reitco or Opco with respect to such whole Paired Shares and the amount of any cash payable in lieu of fractional Paired Shares to which such holder is entitled pursuant to
Section 3.3(d) and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole Paired Shares.

                  (d) No Fractional Paired Shares. No fractional Paired Shares shall be issued in connection with the Merger. In lieu of the issuance of any fractional Paired Shares in connection with the Merger, cash adjustments will be paid to holders of Common Stock (and Preferred Stock if required pursuant to the Preferred Stock Election) in respect of any fractional Paired Share that would otherwise be issuable, and the amount of such cash adjustment shall be equal to the product of such fractional amount and the Closing Price.

                  (e) No Further Ownership Rights. All Paired Shares issued and all cash paid upon the surrender for exchange of Certificates in accordance with the terms of this Article III will be deemed to have been issued and paid in full satisfaction of all rights pertaining to the Common Shares (and Preferred Stock if required pursuant to the Preferred Stock Election) theretofore represented by such Certificates. If, after the Effective Time, Certificates are presented to Reitco, the Surviving Corporation or the Exchange Agent for any reason, they will be canceled and exchanged as provided in this Article III.

                  (f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates for six months after the Effective Time will be delivered to Reitco and/or Opco, in accordance with Reitco's and Opco's instructions, upon demand, and any holders of the Certificates who have not theretofore complied with this Article III will thereafter look only to Reitco as a general unsecured creditor thereof for payment of their claim for Merger Consideration, any cash in lieu of fractional Paired Shares and any dividends or distributions with respect to Paired Shares.


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                  (g) No Liability. None of Reitco, Opco, the Company or the
Exchange Agent will be liable to any Person in respect of any Paired Shares (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate has not been surrendered prior to one year after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration, any cash in lieu of fractional Paired Shares or any dividends or distributions payable to the holder of such Certificate would otherwise escheat to or become the property of any Governmental Entity), any such Merger Consideration, cash, dividends or distributions in respect of such Certificate will become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

                  (h) Investment of Exchange Fund. The Exchange Agent will invest any cash included in the Exchange Fund in one or more bank accounts or in high-quality, short-term investments, as directed by Reitco, on a daily basis. Any interest and other income resulting from such investments will be paid to Reitco.

            3.4. Closing of Company Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Common Shares or Preferred Shares shall thereafter be made. If, after the Effective Time, certificates representing Common Shares or Preferred Shares are presented to the Surviving Corporation, they shall be canceled and exchanged for the applicable consideration deliverable in respect thereof pursuant to this Agreement.

            3.5. Lost Certificates. In the event any certificate evidencing Common Shares shall have been lost, stolen or destroyed, upon the making and delivery of an affidavit of that fact by the Person claiming such certificate to have been lost, stolen or destroyed and, if required by Reitco, the posting by such Person of a bond in such reasonable amount as Reitco may direct as indemnity against any claim that would be made against the Company or Reitco with respect to such certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed certificate the applicable Merger Consideration, together with any cash in lieu of fractional Paired Shares and any dividends or distributions with respect to Paired Shares, deliverable in respect thereof pursuant to this Agreement.

            3.6. Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, any issued and outstanding Common Shares or Preferred Shares held by a stockholder (a "Dissenting Stockholder") who objects to the Merger and complies with all the provisions of the DGCL concerning the right of holders of Common Shares or Preferred Shares, as applicable, to dissent from the Merger and require appraisal of the Common Shares or Preferred Shares, as applicable ("Dissenting Shares") shall not be converted as described in Section 3.1 but shall become the right to receive such consideration as may be determined to be due to such Dissenting Stockholder pursuant to the DGCL. If, after the Effective Time, any Dissenting Stockholder withdraws its demand for appraisal or fails to perfect or otherwise loses its right of appraisal, in any case pursuant to the DGCL, or if Reitco otherwise consents thereto, such Dissenting Stockholder's Common Shares and Preferred Shares shall be deemed to be converted


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as of the Effective Time into the right to receive the Merger Consideration deliverable in respect of such Common Shares and Preferred Shares pursuant to this Agreement, without interest.

            3.7. Repayment of Debt. Promptly after the date of this Agreement, the Company shall commence an offer and cause Cobblestone Golf Group, Inc. ("CGG") to commence an offer (collectively the "Offer") to purchase for cash all of the issued and outstanding (i) 13 1/2% Series B Senior Zero-Coupon Notes due 2004 of the Company (the "Zero Coupon Notes") and (ii) 11 1/2% Series B Senior Notes Due 2003 of CGG (the "CGG Notes," and together with the Zero Coupon Notes, the "Notes") at such prices as may be recommended by the Company's financial advisors, net to the sellers in cash (such prices, or such higher prices as may be paid in the Offer, being referred to herein as the "Debt Offer Price.") The Offer shall also include a consent solicitation for the elimination of substantially all of the restrictive covenants in the indentures governing the Notes (the "Covenant Elimination"). The Offer will be subject to (i) there being validly tendered and not withdrawn prior to the expiration of the Offer, at least 662/3% of the principal amount of the CGG Notes and 662/3% of the principal amount of the Zero Coupon Notes as of the expiration of the Offer (the "Minimum Debt Condition"), (ii) the receipt of sufficient consents to the Covenant Elimination and (iii) such other conditions as are reasonably determined by the Company. Reitco shall provide the funds sufficient to pay for the Notes tendered and shall cause the Surviving Corporation to, on the terms and subject to the prior satisfaction or waiver of the conditions of the Offer, at the Effective Time accept for payment and pay for the Notes tendered, in each case provided that the conditions to the Offer have been satisfied. The Offer shall be made by means of an offer to purchase (the "Offer to Purchase") containing the terms contemplated by this Agreement. Without the written consent of Reitco, the Company shall not amend or waive the Minimum Debt Condition or change the number of Notes sought to an amount less than all of the outstanding Notes; provided, however, that if on the initial scheduled expiration date of the Offer (as they may be extended in accordance with the terms hereof), all conditions to the Offer shall not have been satisfied or waived, the Offer may be extended from time to time without the consent of Reitco for such period of time as is reasonably expected to be necessary to satisfy such unsatisfied conditions. In addition, the Debt Offer Price may be increased, in which case the Offer may be extended to the extent required by the law in connection with such increase without any further consent of Reitco. For purposes of this Agreement, the term "Tender Premium" shall mean the excess of (i) the cash that would be paid to holders of the Notes to purchase such Notes in the Offer to Purchase if the holders of all the Notes had tendered over (ii) the aggregate at the Effective Time of (A) the accreted value of the Zero Coupon Notes and (B) the principal and accrued interest of the CGG Notes. Reitco shall provide funds sufficient to repay in full at the Effective Time obligations of CGG and its Subsidiaries under that certain Second Amended and Restated Credit Agreement, dated as of June 4, 1996, among the Company, CGG, various financial institutions and Bank of America National Trust & Savings Association (the "Credit Agreement") and shall cause the Surviving Corporation to pay such obligations at the Effective Time. Reitco shall also provide funds sufficient to pay in full at the Effective Time all obligations under capitalized leases pursuant to which the Company or any Subsidiary of the Company leases personal property and shall cause the Surviving Corporation to pay in full such obligations at the Effective Time.

            3.8. Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Cravath, Swaine & Moore, Worldwide Plaza, 825 Eighth Avenue, New York, NY, at 10:00 a.m., local time, on the day on which all of the conditions set forth in Article VII hereof are satisfied or waived, or at such other date, time and place as Reitco and the Company shall agree (the "Closing Date").

                                   ARTICLE IV.
                REPRESENTATIONS AND WARRANTIES OF THE COMPANY

            The Company represents and warrants to Reitco and Opco as follows:

            4.1. Organization. Each of the Company and its Subsidiaries is a corporation, partnership or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, and has corporate or other power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of the Company and its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to do so would not have a material adverse effect on the Company and its Subsidiaries, taken as a whole (a "Company Material Adverse Effect"). A true and correct copy of the Certificate of Incorporation and Bylaws of the Company has been delivered to Reitco and Opco. The Form 10-K filed by CGG with the Securities and Exchange Commission (the "SEC") for CGG's fiscal year end September 30, 1997 (the "CGG 10-K") sets forth a complete list of the Company's Subsidiaries including CGG.

            4.2. Capitalization.

                 (a) The authorized capital stock of the Company consists of 5,000,000 shares of Common Stock and 10,000,000 shares of Preferred Stock. As of the date hereof, (i) 1,722,449 shares of Common Stock are issued and outstanding, and (ii) 5,220,376 shares of Preferred Stock are issued. All the outstanding shares of the Company's capital stock are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except as set forth above or in the next sentence, no shares of capital stock or other voting securities of the Company are issued, reserved for issuance or outstanding. Except as set forth in Section 4.2 of the Company Disclosure Schedule and except for the transactions contemplated by this Agreement, as of the date hereof, there are no existing options, warrants, calls, pre-preemptive rights, subscriptions or other rights, convertible securities, agreements, arrangements or commitments of any character obligating the Company or any of its Subsidiaries to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock of, or other equity interest in, the Company or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests or obligations of the Company or any of its Subsidiaries. Section 4.2 of the Company Disclosure Schedule sets forth a complete and correct list, as of the date hereof, of the number of voting securities of the Company subject to employee stock options of the Company.

                  (b) Except as disclosed in Section 4.2 of the Company Disclosure Schedule, all of the outstanding shares of capital stock or other equity interests of each of the Subsidiaries of the Company have been validly issued and are fully paid and nonassessable and are owned by either the Company and/or one of its Subsidiaries free and clear of all liens, charges, security interests, options, claims or encumbrances of any nature whatsoever.

                  (c) Except as disclosed in Section 4.2 of the Company Disclosure Schedule, there are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock of the Company or any of the Subsidiaries. Except as disclosed in Section 4.2 of the Company Disclosure Schedule, none of the Company or its Subsidiaries is required to redeem, repurchase or otherwise acquire shares of capital stock of the Company, or any of its Subsidiaries, respectively, as a result of the transactions contemplated by this Agreement.

                  (d) Except as disclosed in Section 4.2 of the Company Disclosure Schedule, there are no outstanding contractual obligations of the Company or any of its Subsidiaries to issue, repurchase, redeem, exchange or otherwise acquire, or to register (under the federal or any state securities laws) for resale, any shares of capital stock of the Company or any of its Subsidiaries.

                  (e) Except as disclosed in Section 4.2 of the Company Disclosure Schedule, there are no outstanding contractual obligations of the Company to vote or to dispose of any shares of the capital stock of any of its Subsidiaries.

                  (f) Except as disclosed in Section 4.2 of the Company Disclosure Schedule, there are no bonds, debentures, notes, other indebtedness or securities of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company may vote or which are to be prepaid pursuant to
Section 3.7 and which have applicable prepayment penalties in excess of one hundred fifty thousand dollars ($150,000) in the aggregate.

            4.3. Corporate Authorization; Validity of Agreement; Company Action. The Company has corporate power and authority to execute and deliver this Agreement and, subject to obtaining any necessary approval of its stockholders as required by the DGCL with respect to the Merger, to consummate the transactions contemplated hereby and perform its obligations hereunder. Prior to the date hereof, the Board of Directors of the Company approved this Agreement, the Merger and the other transactions contemplated by this Agreement to which the Company is or will be a party and resolved to recommend that the holders of Common Stock adopt this Agreement. Except for obtaining the affirmative vote or written consent of (x) a majority of Common Shares entitled to vote thereon and
(y) all of the Preferred Shares, if Reitco makes the Preferred Stock Election and the filing and recordation of appropriate merger documents as required by the DGCL, no other corporate action or proceedings on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement and the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming this Agreement constitutes a valid and binding obligation of each of Reitco and Opco, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

            4.4. Consents and Approvals; No Violations. Except as disclosed in
Section 4.4 of the Company Disclosure Schedule, and except (a) as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 as amended (the "HSR Act") or the liquor license laws, rules, regulations and requirements of any state or other Governmental Entity (as defined below), (b) for the approval of this Agreement by the Company's stockholders, (c) for filing and recordation of the Certificate of Merger as required by the DGCL and (d) for the filing with the SEC of such reports as may be required under the Securities Exchange Act of 1934, as amended (the "Exchange Act") in connection with the Merger and the other transactions reasonably contemplated by this Agreement, including in particular Section 1.3 (the "Merger Transactions"), none of the execution, delivery or performance of this Agreement by the Company, the consummation by the Company of the transactions contemplated hereby or compliance by the Company with any of the provisions hereof will (i) conflict with or result in any breach of the Certificate of Incorporation or Bylaws or similar organizational documents of the Company or of any of its Subsidiaries,
(ii) require any filing with, or permit, authorization, consent or approval of, any court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or agency (a "Governmental Entity"), the failure to make or obtain would have a Company Material Adverse Effect,
(iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, loan or credit agreement, bond, mortgage, indenture, guarantee, other evidence of indebtedness (collectively, the "Debt Instruments"), lease, license, contract, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound and which either (A) has a remaining term of more than one year and involves the payment or receipt of money in excess of $250,000 and is not cancelable without penalty on 30 days notice; (B) could reasonably be expected to have a material adverse effect on any golf course owned, leased or managed by the Company or any of its Subsidiaries; (C) is a lease under which the Company or any of its Subsidiaries leases any golf course; or (D) is a management agreement under which CGG or a Subsidiary manages a golf course or (iv) violate any judgment, order, writ, injunction, decree, statute, rule or regulation applicable to the Company, any of its Subsidiaries or any of their properties or assets. The Company does not maintain, nor is it party to, nor is it currently contemplating adopting a shareholder rights plan or similar arrangement customarily known as a "poison pill."

            4.5.  SEC Reports and Financial Statements.

                  (a) The Company and CGG have each filed with the SEC, all forms, reports, schedules, statements and other documents required to be filed by them since January 1, 1997 (as such documents have been amended since the time of their filing, collectively, the "Company SEC Documents"). As of their respective dates or, if amended, as of the date of the last such amendment, the Company SEC Documents, including, without limitation, any financial statements or schedules included therein and any forms, reports and other documents filed by the Company with the SEC after the date of this Agreement (a) did not and does not as of the date hereof contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (b) complied or will comply in all material respects with the applicable requirements of the Exchange Act and the Securities Act of 1933, as amended (the "Securities Act"), as the case may be, and the applicable rules and regulations of the SEC thereunder.

                  (b) Each of the consolidated financial statements included in the Company SEC Documents has been prepared from, and is in accordance with, the books and records of the Company and/or its consolidated Subsidiaries, complies as to form, as of its respective date of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, has been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presents in all material respects the consolidated financial position and the consolidated results of operations and cash flows (and changes in financial position, if any) of the Company and its consolidated Subsidiaries as at the dates thereof or for the periods presented therein. Except (i) as reflected in such financial statements or the notes thereto, (ii) for liabilities incurred in connection with this Agreement or the transactions contemplated hereby and (iii) for liabilities and obligations incurred since September 30, 1997 in the ordinary course of business consistent with past practice or otherwise permitted by this Agreement, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, known or unknown, asserted or unasserted, contingent or otherwise), including liabilities arising under any Environmental Laws (as herein defined), which are required by GAAP to be reflected in a consolidated balance sheet of the Company and its consolidated Subsidiaries and which, individually or in the aggregate, could reasonably be expected to have a Company Material Adverse Effect.

            4.6. Absence of Certain Changes. Except to the extent disclosed in the Company SEC Documents filed prior to the date of this Agreement or as otherwise disclosed in Section 4.6 of the Company Disclosure Schedule, since October 1, 1997, the Company and its Subsidiaries have conducted their respective businesses and operations in the ordinary course of business consistent with past practice, and there has not occurred (i) any Company Material Adverse Effect; (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to the equity interests of the Company or of any of its Subsidiaries, other than dividends paid by wholly owned Subsidiaries, or any redemption, purchase or other acquisition by the Company or any of its Subsidiaries of any securities of the Company or any of its Subsidiaries; (iii) any split, combination or reclassification of any of the Company's capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for, shares of the Company's capital stock; (iv) any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards or restricted stock awards), stock purchase or other employee benefit plan, or any other increase in the compensation payable or to become payable to any officers or key employees of the Company or any Subsidiary; (v) any change by the Company or any of its Subsidiaries in accounting principles or methods, except insofar as may be required by a change in GAAP or the SEC; or (vi) any entering into, renewal, modification or extension of, any material contract, arrangement or agreement with any other party except for contracts, arrangements or agreements in the ordinary course of business or as contemplated by this Agreement.

            4.7. Litigation. Except to the extent disclosed in the Company SEC Documents filed prior to the date of this Agreement or on Section 4.7 of the Company Disclosure Schedule, there is no suit, claim, action, proceeding or investigation pending or orders or judgments outstanding, to the best knowledge of the Company, threatened against or affecting, the Company or any of its Subsidiaries or any property or asset or employee, officer or director (in his or her capacity as such) of the Company or any of its Subsidiaries, before any court, arbitrator, or administrative, governmental or regulatory authority or body, domestic or foreign, which should have been disclosed in any such Company SEC Documents or which, individually or in the aggregate, could reasonably be expected to have a Company Material Adverse Effect.

            4.8. State Takeover Statutes. The Board of Directors of the Company has approved this Agreement, the Merger Transactions and the execution of the Shareholders Agreement. Such approval constitutes approval of the Merger Transactions by the Board of Directors of the Company under the provisions of the DGCL. No other takeover statutes, whether under the laws of Delaware or otherwise, are applicable to the Merger Transactions or this Agreement.

            4.9. Ownership of Paired Shares. Neither the Company nor, to its knowledge, any of its Subsidiaries, directors, or executive officers or other affiliates beneficially owns (as such term is defined in Rule 13d-3 under the Exchange Act) any Paired Shares.

            4.10. Taxes.

                  (a) Except as set forth in Section 4.10 of the Company Disclosure Schedule or as could not reasonably be expected to have a Company Material Adverse Effect:

                        (i) The Company and each of its Subsidiaries has paid or caused to be paid all Taxes required to be so paid prior to the date hereof and has made provision, in accordance with GAAP, for all Taxes owed or accrued through the date hereof, except for Taxes which are not material.

                        (ii) The Company and its Subsidiaries have filed with the appropriate taxing authorities all Tax Returns (as defined in Section 4.10(b)) required to be filed by it, or requests for extensions to file such Tax Returns have been timely filed and granted and have not expired. All such filed Tax Returns are complete and accurate in all material respects. None of the Company or its Subsidiaries has pending any request for an extension of time within which to file Tax Returns. The Company has made available to Reitco and Opco complete and accurate copies of the Company's federal and state Tax Returns for the years 1994, 1995 and 1996.

                        (iii) The Company and its Subsidiaries have complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and have, within the time and the manner prescribed by law, withheld and paid over to the proper governmental authorities all amounts required to be so withheld and paid over under applicable laws.

                        (iv)  Neither the Internal Revenue Service (the
"IRS") nor any other governmental authority is now asserting by written notice to the Company or any of its Subsidiaries or, to the knowledge of the Company, threatening to assert against the Company or any of its Subsidiaries, any deficiency or claim for additional Taxes. No written claim has been made since July 1, 1996 by a taxing authority in a jurisdiction where the Company does not file reports and returns that the Company is or may be subject to taxation by that jurisdiction. The Company has not since January 1, 1994 entered into a closing agreement pursuant to Section 7121 of the Code.

                        (v) Neither the Company nor any of its Subsidiaries has executed or filed with the IRS or any other taxing authority any agreement now in effect extending the period for assessment or collection of any income or other Taxes.

                        (vi) No federal, state, local or foreign audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Returns of any of the Company or its Subsidiaries, and none of the Company or its Subsidiaries has received a written notice of any actual or threatened audits or proceedings or is otherwise aware of any such audits or proceedings.

                        (vii) There are no material liens for Taxes upon any property or assets of the Company or any Subsidiary thereof, except for liens for Taxes not yet due and payable and liens for Taxes that are being contested in good faith by appropriate proceedings as set forth in Section 4.8 of the Company Disclosure Schedule.

                        (viii) Neither the Company nor any of its Subsidiaries is a party to any material agreement providing for the allocation or sharing of Taxes.

                        (ix) Neither the Company nor any of its Subsidiaries has, with regard to any assets or property held or acquired by any of them, filed a consent to the application of Section 341(f) of the Code, or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by the Company or any of its Subsidiaries.

                        (x) The Company estimates that as of the date hereof, the Company has no undistributed current or accumulated earnings and profits (as determined for federal income tax purposes) ("E&P") and will have no E&P as of the Effective Time.

                        (xi) Neither the Company nor any of its Subsidiaries has any liability for any Taxes of any consolidated, combined or unitary group in which the Company or any of its Subsidiaries was previously a member or any material liability under any tax sharing agreement or similar arrangement with any other Person.

                  (b) "Taxes" shall mean any and all taxes, charges, fees, levies or other assessments, including, without limitation, income, gross receipts, excise, real or personal property, sales, withholding, social security, retirement, unemployment, occupation, use, service, use, license, net worth, payroll, franchise, transfer and recording taxes, fees and charges, imposed by the Service or any taxing authority (whether domestic or foreign including, without limitation, any state, county, local or foreign government or any subdivision or taxing agency thereof (including a United States possession)), whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest whether paid or received, fines, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments. "Tax Return" shall mean any report, return, document, declaration or other information or filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes, including, without limitation, information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

            4.11. Employee Benefits. With respect to all the employee benefit plans, programs and arrangements maintained for the benefit of any current or former employee, officer or director of the Company or any of its Subsidiaries (the "Company Benefit Plans"), except for such matters as, individually or in the aggregate, could not be reasonably expected to have a Company Material Adverse Effect and except as set forth in Section 4.11 of the Company Disclosure Schedule, (a) each Company Benefit Plan and any related trust intended to be qualified under Sections 401(a) and 501(a) of the Code has received or has applied for a favorable determination letter from the Internal Revenue Service that it is so qualified and nothing has occurred since the date of such letter that could reasonably be expected to materially adversely affect the qualified status of such Company Benefit Plan or related trust, (b) each Company Benefit Plan has been operated in all material respects in accordance with the terms and requirements of applicable law and all required returns and filings for each Company Benefit Plan have been timely made, (c) none of the Company or any of its Subsidiaries has incurred any direct or indirect material liability under, arising out of or by operation of Title I or Title IV of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), in connection with any Company Benefit Plan or other retirement plan or arrangement, and no fact or event exists that could reasonably be expected to give rise to any such material liability, (d) all material contributions due and payable on or before the date hereof in respect of each Company Benefit Plan have been made in full and in proper form, (e) none of the Company or its commonly controlled entities has withdrawn from any "multiemployer plan" (as defined in Section 3(37) of ERISA), "multiple employer plan" (as defined in Section 413 of the Code) or "defined benefit plan" (as defined in Section 3(35) of ERISA) where such withdrawal would result in any "withdrawal liability" (within the meaning of Section 4201 of ERISA) that has not been fully paid, (f) except as otherwise required under ERISA, the Code and applicable state laws, no

Company Benefit Plan currently or previously maintained by the Company or any of its Subsidiaries provides any post-retirement health or life insurance benefits, and none of the Company or any of its Subsidiaries maintains any obligations to provide post-retirement health or life insurance benefits in the future, and (g) all material reporting and disclosure obligations imposed under ERISA and the Code have been satisfied with respect to each Company Benefit Plan.

            4.12. Assets; Properties.

                  (a) Marketable Title. The Company and/or a Subsidiary of the Company owns fee simple title to all of the Owned Properties, free and clear of all liens, assessments, taxes, impositions, indebtedness, mortgages, encumbrances, obligations and all other interests except "Permitted Encumbrances" described in the definition of "Permitted Liens" in the indenture governing the CGG Notes, a true and correct copy of which is attached to Section
4.12 of the Company Disclosure Schedule. For purposes of this Agreement "Owned Properties" shall mean: (a) the real property more particularly described in
Item 3 of the CGG 10-K or purchased since the date of this Agreement (collectively, the "Land"); (b) all existing buildings, structures and other improvements located upon the Land, including without limitation all clubhouse buildings, maintenance facilities, golf courses, driving ranges, practice areas, landscaping improvements, man-made lakes, irrigation systems (including sprinklers, pipes and fittings), lakeliners, pumps, flood control works, paving, walkways, road improvements, parking facilities, and all other improvements of whatever kind which have previously been made, installed or erected and are now located on the Land (collectively, the "Improvements"); and (c) all appurtenances, hereditaments, easements, reversionary rights, and all other rights, privileges, and entitlements belonging to or running with the Land (collectively, the "Appurtenances"). The Company has no direct or indirect ownership interest in any real property as of the date hereof other than the Owned Properties and the Leased Properties (as hereinafter defined).

                  (b) Improvements in Good Condition. Except as set forth in
Section 4.12 of the Company Disclosure Schedule, all Improvements and Leased Improvements are in operable condition. "Leased Improvements" includes all existing buildings, structures and other improvements located upon each of the parcels of real property comprising a golf facility leased by the Company (the "Leased Properties") as set forth in Item 2 of the CGG 10-K or leased since the date of this Agreement, which buildings, structures and other improvements include without limitation all clubhouse buildings, maintenance facilities, golf courses, driving ranges, practice areas, landscaping improvements, man-made lakes, irrigation systems (including sprinklers, pipes and fittings), lakeliners, pumps, flood control works, paving, walkways, road improvements, parking facilities, and all other improvements of whatever kind which have previously been made, installed or erected and are now located on such Leased Properties (collectively, the "Leased Improvements," and together with the Improvements, the Owned Properties and the Leased Properties, the "Properties").

                  (c) Utilities; Access. Except as disclosed in Section 4.12 of the Company Disclosure Schedule, (i) all water, sewer, gas, electric, telephone, and drainage facilities and all other utilities required by law for the present use and operation of each of the

Properties are installed across public property or valid easements to the boundary lines of the Property, and are connected pursuant to valid permits, and such facilities are in good operating condition; and (ii) to the Company's knowledge, the Company has not received written notice from any governmental agency or any other third party regarding the termination of such utility services or the termination of access to any of the Properties.

                  (d) Water Rights. The Company has made available to Reitco and Opco true, correct, and complete copies of all documents, agreements, instruments, certifications, registrations, and permits evidencing the Company's entitlement to a water supply with respect to the Properties (collectively the "Water Documents"). Except as set forth in Section 4.12 of the Company Disclosure Schedule; there are no other agreements or documents concerning the supply of water to irrigate such golf courses; the Company is not in default under or in breach of any of the Water Documents in any material respect; and the Company has not previously assigned or transferred any of its rights or interests under the Water Documents. The Company believes that the Company and its Subsidiaries have adequate sources of water available to operate the Properties substantially in the manner as such Properties are operated on the date hereof.

                  (e) Property Restrictions. Except for such of the following as, individually and in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect, the Properties are not subject to any easements, rights of way, covenants, conditions, restrictions or other written agreements, laws, ordinances and regulations affecting building use or occupancy or reservations of an interest in title (collectively, "Property Restrictions"), except for (i) Property Restrictions imposed or promulgated by law or any governmental body or authority with respect to real property, including zoning regulations that do not and as a consequence of the Merger will not adversely affect the current use of the property, materially detract from the value of or materially interfere with the present use of the property, (ii) Encumbrances and Property Restrictions disclosed on existing title policies, commitments (and the documents listed as exceptions, herein), reports certificates of title, title opinions or current surveys (in each case copies of which title policies, commitments (and the documents listed as exceptions therein), reports and surveys have been, or will be prior to the Closing, delivered or made available to, Reitco) and (iii) mechanics', carriers', suppliers, workmen's or repairmen's liens and other Encumbrances, Property Restrictions and other limitations of any kind, if any, which, individually or in the aggregate, are not material in amount, do not and as a consequence of the Merger Transactions will not materially detract from the value of or materially interfere with the present use of any of the Properties subject thereto or affected thereby do not and as a consequence of the Merger Transactions will not otherwise materially impair business operations conducted by the Company and its Subsidiaries and which have arisen or been incurred only in the ordinary course of business.

                  (f) Title Policies. Except for such of the following as, individually and in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect, valid policies of title insurance have been issued insuring the Company's or its applicable Subsidiaries fee simple (or leasehold to the extent disclosed in Section 4.12 of the Company Disclosure Schedule) title to each of the Properties in amounts at least equal to the purchase price thereof or, if acquired through merger, the stipulated value thereof, and such policies are, as of the date hereof, in full force and effect and no claim has been made against any such policy and the Company has no knowledge of any facts or circumstances which would constitute the basis for such a claim.

                  (g) Other Matters. Except for such of the following as, individually and in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect, (a) no certificate, permit or license from any governmental authority having jurisdiction over any of the Properties or any agreement, easement or other right which is necessary to permit the lawful use and operation of the buildings and improvement on any of the Properties as currently operated or which is necessary to permit the lawful use and operation of all driveways roads, and other means of egress and ingress to and from any of the Properties (an "REA Agreement") has not been obtained and is not in full force and effect, and there is no pending threat of modification or cancellation of any of same nor is the Company or any of its Subsidiaries currently in default under any REA Agreement and the Properties are in full compliance with all governmental permits, licenses and certificates, except for such defaults which or where such noncompliance could not reasonably be expected to have a Company Material Adverse Effect; (b) no written notice of any violation of any federal, state or municipal law, ordinance, order, regulation or requirement affecting any portion of any of the Properties has been issued by any governmental authority; (c) there are no material structural defects relating to any of the Properties; (d) there is no Property whose building systems are not in working order in any material respect and (e) there is no physical damage to any Property in excess of $250,000 for which there is no insurance in effect (other than reasonable and customary deductibles) covering the full cost of the restoration.

                  (h) Taxes. Except for such of the following as, individually and in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect, there are no outstanding abatement proceedings or appeals to which the Company or a Subsidiary is a party with respect to the assessment of any of the Properties for the purpose or real property taxes, and there are no agreements with any governmental authority to which the Company or a Subsidiary is a party with respect to such assessments or tax rates on any of the Properties. At the Effective Time none of the Owned Properties will be subject to any contractual restriction on the sale or other disposition thereof or on the financing or release of financing thereon.

                  (i) Condemnation; Laws and Regulations. Except for such of the following as, individually and in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has received any written notice to the effect that (x) any betterment assessments have been levied against, or any condemnation or rezoning proceedings are pending or threatened with respect to any of the Properties or
(y) any zoning, building or similar law, code, ordinance, order or regulation is or will be violated by the continued maintenance, operation or use of any buildings or other improvements on any of the Properties or by the continued maintenance, operation or use of the parking areas.

                  (j) Reconstruction. Except for such of the following as, individually and in the aggregate could not reasonably be expected to have a Company Material Adverse Effect, following a casualty, each of the Owned Properties could be reconstructed and used for golf purposes under applicable zoning laws and regulations, except that in certain circumstances such reconstruction would have to comply with the dimensional requirements of applicable zoning laws and regulations in effect at the time of reconstruction.

            4.13. Other Interests. Except for such Company Other Interests that, individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries owns directly or indirectly any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity (other than investments in short-term investment securities) (collectively "Company Other Interests").

            4.14. Related Party Transactions. The Company SEC Documents and/or
Section 4.14 of the Company Disclosure Schedule discloses all arrangements, agreements and contracts entered into by the Company or any of its Subsidiaries (which will be in effect as of the Effective Time) involving payments in excess of $60,000 (other than employee salaries, bonuses and benefits) with any person who is an officer, director or affiliate of the Company, any member of the immediate family, spouse, grandchild or, to the knowledge of the Company, any other relative of any of the foregoing or any entity of which any of the foregoing is an affiliate. Copies of all such documents have previously been provided or made available to Reitco and its counsel.

            4.15. Labor Matters. Except as would not reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. Except as would not reasonably be expected to have Company Material Adverse Effect, as of the date hereof, neither the Company nor any of its Subsidiaries is the subject of any material proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization nor, as of the date of this Agreement, is there pending or, to the knowledge of the Company, threatened, any material labor strike, dispute, walkout, work stoppage, slow-down or lockout involving the Company or any or its Subsidiaries.

            4.16. Contracts and Commitments. Neither the Company nor any of its Subsidiaries is a party to or bound by, and neither they nor any of their properties or assets are bound or subject to, any contract or other agreement
(i) required to be disclosed in, or filed as an exhibit to, the Company SEC Documents, or (ii) which will be required to be disclosed in or filed as an exhibit to the Company's Form 10-K for the period ending September 30, 1997 (a "Company Material Contract") that is not filed in the Company SEC Documents. All Company Material Contracts are valid, existing, in full force and effect, binding upon the Company or its Subsidiaries, as the case may be, in accordance with their terms, and the Company and its Subsidiaries are not in default under any of them, nor, to the best knowledge of the Company, is any other party to any such contract or other agreement in default thereunder nor, to the best knowledge of the Company, does any condition exist that with notice or lapse of time or both would constitute a default thereunder.

            4.17. Intellectual Property. The Company and each of its Subsidiaries own or has the right to use all trademarks, trade names, service marks, trade secrets, copyrights and other properties intellectual property rights (collectively, the "Intellectual Property Rights"), including without limitation the name "Cobblestone," as are necessary in connection with the business of the Company and its Subsidiaries, taken as a whole, except (other than in the case of the name "Cobblestone") where the failure to own or have the right to use such Intellectual Property Rights could not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has infringed any Intellectual Property Rights of a third party other than any infringements that, individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect.

            4.18. Environmental Matters. Except as disclosed in Section 4.18 of the Company Disclosure Schedule and except for any matter, which if the outcome were adverse, could not reasonably be expected to result in a Significant Environmental Liability (as hereinafter defined), (a) the Company and its Subsidiaries are in compliance in all material respects with all applicable Environmental Laws, (b) there are no material Environmental Liabilities and Costs of the Company and its Subsidiaries, (c) there are no material Environmental Conditions on or related to the Owned Properties, the Leased Properties, or the other assets of the Company and its Subsidiaries, (d) none of the Company and its Subsidiaries has received any written notice from any governmental agency or other third party regarding the existence of any hazardous or toxic substance, material, or waste on any of the Properties or in the Improvements or the Leased Improvements, alleging any violation of or noncompliance with any Environmental Law, or requiring the removal, clean-up, or remediation of any Environmental Condition whether or not on any of the Properties relating to the Company or its Subsidiaries, and (e) the Company has not received written notice that it is subject to any enforcement or investigatory action by any governmental agency regarding an Environmental Condition with respect to any Property, or any other property related in any way to the Company or its Subsidiaries. As used herein, the terms "toxic" or "hazardous" wastes, substances or materials shall include, without limitation, all those so designated and all those in any way regulated by any present or future Environmental Laws. The Company has previously made available to Reitco copies of all of the following written materials in its possession: copies of environmental audits or risk assessments, site assessments, documentation regarding off-site disposal of hazardous materials, spill control plans and material correspondence with any federal, state or local government, court, administrative agency, commission or other governmental authority, domestic or foreign, regarding the foregoing (the "Environmental Reports"). With respect to all matters set forth in the Environmental Reports as constituting non-compliance with Environmental Laws, the Company or a Subsidiary thereof has taken remedial actions such that, to the Company's best knowledge, such matters are currently in compliance with Environmental Laws in all material respects.

            For purposes of this Section 4.18 and Section 5.20, the following definitions shall apply:

            "Environmental Laws" means all applicable foreign, federal, state and local statutes or laws, common law, judgments, orders, notice requirements, regulations, agency guidelines, policies, licenses, permits, rules and ordinances relating to pollution or protection of health, safety or the environment, including, but not limited to the Federal Water Pollution Control Act (33 U.S.C. ss.1251 et seq.), Resource Conservation and Recovery Act (42 U.S.C. ss.6901 et seq.), Safe Drinking Water Act (42 U.S.C. ss.3000(f) et seq.), Toxic Substances Control Act (15 U.S.C. ss.2601 et seq.), Clean Air Act (42 U.S.C. ss.7401 et seq.), Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. ss.9601 et seq.) and other similar state and local statutes.

            "Environmental Condition" means the introduction into the environment of any pollution, including without limitation any contaminant, pollutant, hazardous or toxic waste, substance or material (whether or not upon the Owned Properties or the Leased Properties and whether or not such pollution constituted at the time thereof a violation of any Environmental Law as a result of any release of any kind of any contaminant, polutant, toxic or hazardous waste, substance or material) as a result of which the Company with respect to
Section 4.10 and Reitco and Opco with respect to Section 5.20 (1) has or may become liable to any Person, (2) is or was in violation of any Environmental Law, or (3) by reason of which any of the properties or other assets of the Company with respect to Section 4.18 and Reitco and Opco with respect to Section 5.20, may suffer or be subject to any lien.

            "Environmental Liabilities and Costs" means all liabilities, obligations, responsibilities, obligations to conduct cleanup, losses, damages, deficiencies, punitive damages, consequential damages, treble damages, costs and expenses (including, without limitation, all reasonable fees, disbursements and expenses of counsel, expert and consulting fees and costs of investigations and feasibility studies and responding to government requests for information or documents), fines, penalties, restitution and monetary sanctions, interest, direct or indirect, known or unknown, absolute or contingent, past, present or future, resulting from any claim or demand, by any Person, whether based in contract, tort, implied or express warranty, strict liability, joint and several liability, criminal or civil statute, under any Environmental Law, or arising from environmental, health or safety conditions, as a result of past or present ownership, leasing or operation of any properties, owned, leased or operated by the Company with respect to Section 4.18 and Reitco and Opco with respect to
Section 5.20 or any of its Subsidiaries.

            "Significant Environmental Liability" shall mean a liability of the Company or any of its Subsidiaries under any Environmental Law for response costs, property damages, natural resource damages, fines and penalties as defined under the Environmental Laws which, individually or in the aggregate, is reasonably expected to exceed $10 million. The term "Significant Environmental Liability" shall not include (i) any actual or potential threats of liability under any Environmental Law with respect to a potential liability identified solely due to the nature of the present or former use of any property surrounding the Property owned by the Company or its Subsidiaries so long as the contamination is not on the Company's or such Subsidiary's Property, (ii) any liability for remedial activity not required to be performed pursuant to any Environmental Law, or (iii) any liability for which the "responsible party" (as defined under applicable Environmental Laws) is reasonably likely to be a party other than the

Company or any of its Subsidiaries and for which such generator is a person who is a financially viable party capable of implementing required remedial work.

            4.19. Compliance with Laws; Permits. Except as set forth in Section
4.19 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is in violation of any judgment, order, decree statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, except such violations as could not reasonably be expected to have a Company Material Adverse Effect. Except as set forth in Section 4.19 of the Company Disclosure Schedule, the Company and its Subsidiaries have obtained all material licenses, permits and other authorizations and have taken all actions required by applicable law or governmental regulations in connection with their business as now or previously conducted where the failure to obtain any such license, permit or authorization or to take any such action, individually or in the aggregate, could reasonably be expected to have a Company Material Adverse Effect. None of such licenses, permits or authorizations shall be terminated or canceled as a result of the Merger, except for those licenses, permits or authorizations the lack of which could not reasonably be expected to have a Company Material Adverse Effect.

            4.20. Insurance. Section 4.20 of the Company Disclosure Schedule sets forth a true and correct summary of the insurance policies held by the Company and its Subsidiaries, including the underwriter of such policies and the amount of coverage thereunder.

            4.21. Brokers. None of the Company, any of its Subsidiaries, or any of their respective officers, directors or employees have employed any broker, financial advisor or finder or incurred any liability for any brokerage fees, commissions or finder's fees in connection with the transactions contemplated by this Agreement, except that the Company has retained Donaldson, Lufkin & Jenrette Securities Corporation as its financial advisor.

            4.22. Tax Treatment. The Company has no plan or intention to take any action that could reasonably be expected to cause the Merger not to qualify and continue to qualify as part of a reorganization under section 368(a) of the Code.

                                   ARTICLE V.
              REPRESENTATIONS AND WARRANTIES OF REITCO AND OPCO

            Each of Reitco and Opco represent and warrant to the Company as follows:

            5.1. Organization. Each of Reitco, Opco and their respective Subsidiaries is a corporation, partnership or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, and has corporate or other power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of Reitco, Opco and their respective Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to do so would not have a material adverse effect on Reitco and its Subsidiaries and Opco and its Subsidiaries, taken as a whole (a "Reitco Material

Adverse Effect"). A true and correct copy of the Certificate of Incorporation and Bylaws of Reitco and Opco are exhibits to the Reitco SEC Documents (as defined below).

            5.2.  Capitalization

                  (a) The authorized capital stock of Reitco consists of 306 million shares of capital stock including (i) 270 million shares of Reitco Common Stock, (ii) 6 million shares of preferred stock, par value $.10 per share ("Reitco Preferred Stock") and (iii) 30 million shares of series common stock, par value $.10 per share ("Reitco Series Stock"). The authorized capital stock of Opco consists of 306 million shares of capital stock including (x) 270 million shares of Opco Common Stock, (y) 6 million shares of preferred stock, par value $.10 per share ("Opco Preferred Stock") and (z) 30 million shares of series common stock, par value $.10 per share ("Opco Series Stock"). At the close of business on January 9, 1998, (i) 88,969,888 paired shares of Reitco Common Stock and Opco Common Stock were issued and outstanding, (ii) no shares of Reitco Preferred Stock and no shares of Opco Preferred Stock were issued and outstanding, (iii) no shares of Reitco Series Stock and no shares or Opco Series Stock were issued and outstanding, (iv) no shares of Reitco Common Stock and no shares of Opco Common Stock were held by Reitco or Opco in their respective treasuries; provided, however, that Opco currently holds approximately 1.3 million shares of Reitco Common Stock, (v) 5% of the issued and outstanding shares of Reitco Common Stock and 5% of the issued and outstanding shares of Opco Common Stock plus an additional 3,522,877 Paired Shares of each were reserved for issuance pursuant to equity plans filed as exhibits to or described in the Reitco SEC Documents (collectively, the "Reitco Stock Plans") and (vi) 3,350,746 shares of Reitco Common Stock and 3,350,746 shares of Opco Common Stock were reserved for issuance upon the conversion or Reitco's outstanding convertible senior notes and convertible debentures described in Section 5.2 of the Reitco Disclosure Schedule. As of the date hereof, except as set forth above and except for Reitco's dividend reinvestment plan (the "DRP"), there are no outstanding stock options, stock appreciation rights or rights (other than employee stock options or other rights ("Reitco Employee Stock Options") to purchase or receive Reitco or Opco Common Stock granted under the Reitco Stock Plans to receive shares of Reitco Common Stock on a deferred basis granted under the Reitco Stock Plans or otherwise. Section 5.2 of the Reitco Disclosure Schedule sets forth a complete and correct list, as of the date hereof, except as set forth above, of the number of Paired Shares subject to Reitco Employee Stock Options. All outstanding shares of capital stock of Reitco and Opco are, and all shares which may be issued, including shares to be issued pursuant to this Agreement, will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. As of the date hereof, there are no bonds, debentures, notes or other indebtedness or securities or Reitco and Opco having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which shareholders of Reitco and Opco may vote. Except as set forth above and except for the DRP and the "La Quinta Transaction" as described in Section 5.2 of the Reitco Disclosure Schedule (the "La Quinta Transaction"), as of the date hereof, there are no issued or outstanding (or reserved for issuance) securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Reitco or Opco or any of their respective Subsidiaries is a party or by which any of them is bound obligating Reitco or Opco or any of their respective Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of Reitco or Opco or of any of their respective Subsidiaries or obligating Reitco or Opco or any of their respective Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. Except for agreements entered into with respect to the Reitco Stock Plans, the DRP, the La Quinta Transaction and except as set forth above, as of the date hereof, and except as could not reasonably be expected to be required to be disclosed pursuant to the Reitco SEC Documents, there are no outstanding contractual obligations of Reitco or Opco or any of their respective Subsidiaries to issue, repurchase, redeem, exchange or otherwise acquire, or to register (under the federal or any state securities laws) for resale, any shares of capital stock of Reitco or Opco or any of their respective Subsidiaries. As of the date hereof, except as set forth above or in Section 5.2 of the Reitco Disclosure Schedule, there are no outstanding contractual obligations of Reitco or Opco to vote or to dispose of any shares of the capital stock of any of their respective Subsidiaries. The Company maintains a shareholder rights plan.

                  (b) Except as disclosed in the Reitco SEC Documents, all of the outstanding shares of capital stock or other equity interests of each of the Subsidiaries of Reitco and Opco have been validly issued and are fully paid and nonassessable and are owned by either Reitco or one of its Subsidiaries, or Opco or one of its Subsidiaries, respectively, free and clear of all liens, charges, security interests, options, claims or encumbrances of any nature whatsoever.

                  (c) Except as disclosed in the Reitco SEC Documents, there are no voting trusts or other agreements or understandings to which Reitco, Opco or any of their respective Subsidiaries is a party with respect to the voting of the capital stock of Reitco, Opco or any of their respective Subsidiaries. Except as disclosed in the Reitco SEC Documents, none of Reitco, Opco or their respective Subsidiaries is required to redeem, repurchase or otherwise acquire shares of capital stock of Reitco, Opco, or any of their respective Subsidiaries, respectively, as a result of the transactions contemplated by this Agreement.

                  (d) Except as disclosed in Section 5.2 of the Reitco Disclosure Schedule, there are no outstanding contractual obligations of Reitco, Opco or any of their respective Subsidiaries to issue, repurchase, redeem, exchange or otherwise acquire, or to register (under the federal or any state securities laws) for resale, any shares of capital stock of Reitco, Opco or any of its Subsidiaries.

                  (e) Except as disclosed in Section 5.2 of the Reitco Disclosure Schedule, there are no outstanding contractual obligations of Reitco or Opco to vote or to dispose of any shares of the capital stock of any of their Subsidiaries.

                  (f) Except as disclosed in Section 5.2 of the Reitco Disclosure Schedule, there are no bonds, debentures, notes, other indebtedness or securities of Reitco or Opco having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of Reitco or Opco may vote.

            5.3. Corporate Authorization; Validity of Agreement; Necessary Action. Each of Reitco and Opco has corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and perform its obligations hereunder. Prior to the date hereof, the Boards of Directors of Reitco and Opco approved this Agreement, the Merger and the other transactions contemplated by this Agreement to which Reitco or Opco is or will be a party. Except for the filing and recordation of appropriate merger documents as required by the DGCL, no other corporate action or proceedings on the part of Reitco or Opco is necessary to authorize the execution and delivery by Reitco or Opco of this Agreement and the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Reitco and Opco and, assuming this Agreement constitutes a valid and binding obligation of the Company, constitutes a valid and binding obligation of each of Reitco and Opco, enforceable against each of Reitco and Opco in accordance with its terms.

            5.4. Consents and Approvals; No Violations. Except as disclosed in
Section 5.4 of the Reitco Disclosure Schedule, and except (a) as may be required under the HSR Act or the liquor license laws, rules, regulations and requirements of any state or other Governmental Entity, (b) for the filing and recordation of the Certificate of Merger as required by the DGCL, (c) for the filing with the SEC of such reports as may be required under the Exchange Act in connection with the transactions contemplated by this Agreement and (d) the filings with and approvals of the NYSE to permit the Paired Shares that are to be issued in the Merger to be listed for trading thereon, none of the execution, delivery or performance of this Agreement by Reitco or Opco, the consummation by Reitco and Opco of the transactions contemplated hereby or compliance by Reitco or Opco with any of the provisions hereof will (i) conflict with or result in any breach of the Certificate of Incorporation or Bylaws or similar organizational documents of Reitco, Opco or of any of their Subsidiaries, (ii) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, loan or credit agreement, bond, mortgage, indenture, guarantee, other evidence of indebtedness (collectively, the "Reitco Debt Instruments"), lease, license, contract, agreement or other instrument or obligation to which Reitco, Opco or any of their respective Subsidiaries is a party or by which any of them or any of their properties or assets may be bound and which either has a remaining term of more than one year or involves the payment or receipt of money in excess of $250,000 and which is not cancelable without penalty or 30 days notice (a "Reitco Agreement") or (iv) violate any order, judgment, writ, injunction, decree, statute, rule or regulation applicable to Reitco, Opco, any of their respective Subsidiaries or any of their properties or assets, in any case under clause (ii), (iii) or (iv) that would have a Reitco Material Adverse Effect.

            5.5.  SEC Reports and Financial Statements.

                  (a) Reitco and Opco have filed with the SEC, all forms, reports, schedules, statements and other documents required to be filed by either of them and their respective Subsidiaries since January 1, 1997 (as such documents have been amended since the time of their filing, collectively, the "Reitco SEC Documents"). As of their respective dates or, if amended, as of the date of the last such amendment, the Reitco SEC Documents, including, without limitation, any financial statements or schedules included therein and any forms, reports and other documents filed by Reitco or Opco with the SEC after the date of this Agreement (a) did not and does not as of the date hereof contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (b) complied or will comply in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder.

                  (b) Each of the financial statements included in the Reitco SEC Documents has been prepared from, and is in accordance with, the books and records of Reitco and Opco and their respective consolidated Subsidiaries complies as to form, as of its respective date of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, has been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presents in all material respects the consolidated financial position and the consolidated results of operations and cash flows (and changes in financial position, if any) of Reitco, Opco and their respective consolidated Subsidiaries as at the dates thereof or for the periods presented therein. Except (i) as reflected in such financial statements or the notes thereto, (ii) for liabilities incurred in connection with this Agreement or the transactions contemplated hereby or in the La Quinta Transaction and (iii) for liabilities and obligations incurred since December 31, 1996 in the ordinary course of business consistent with past practice, none of Reitco, Opco or any of their respective Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, known or unknown, asserted or unasserted, contingent or otherwise), including liabilities arising under any Environmental Laws (as herein defined), which are required by GAAP to be reflected in a consolidated balance sheet of Reitco, Opco or their respective consolidated Subsidiaries and which, individually or in the aggregate, could reasonably be expected to have a Reitco Material Adverse Effect.

            5.6. Absence of Certain Changes. Except to the extent disclosed in the Reitco SEC Documents filed prior to the date of this Agreement, since January 1, 1997, Reitco, Opco and their respective Subsidiaries have conducted their respective businesses and operations in the ordinary course of business consistent with past practice, and there has not occurred (i) any Reitco Material Adverse Effect; (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to the equity interests of Reitco or Opco, other than Reitco's and Opco's regular quarterly dividends; (iii) any split, combination or reclassification of any of Reitco's or Opco's capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for, shares of Reitco's or Opco's capital stock; or (iv) any change by Reitco, Opco or any of their respective Subsidiaries in accounting principles, practices or methods, except insofar as may be required by a change in GAAP.

            5.7. Litigation. Except to the extent disclosed in the Reitco SEC Documents filed prior to the date of this Agreement, there is no suit, claim, action, proceeding or investigation pending or orders or judgments outstanding, to the best knowledge of Reitco or Opco, threatened against or affecting, Reitco, Opco or any of their respective Subsidiaries or any property or asset or employee, officer or director (in his or her capacity as such) of Reitco, Opco or any of their respective Subsidiaries, before any court, arbitrator, or administrative, governmental or regulatory authority or body, domestic or foreign, which should have been disclosed in any such Reitco SEC Documents or which, individually or in the aggregate, could reasonably be expected to have a Reitco Material Adverse Effect.

            5.8. State Takeover Statutes. The Board of Directors of each of Reitco and Opco have approved this Agreement, the Merger, the other transactions contemplated hereby and the execution of the Shareholders Agreement. Such approval constitutes approval of the Merger and the other transactions contemplated hereby by the Boards of Directors of Reitco and Opco under the provisions of the DGCL. No other takeover statutes, whether under the laws of Delaware or otherwise, are applicable to the Merger, this Agreement or the transactions contemplated hereby.

            5.9. REIT Status. Reitco is a REIT. The consummation of the transactions contemplated by this Agreement will not cause Reitco to cease to qualify as REIT.

            5.10. Ownership of Common Stock. Reitco, Opco and, to their best knowledge, their respective affiliates collectively beneficially own (as such term is defined in Rule 13d-3 under the Exchange Act) no shares of the capital stock of the Company. None of Reitco, Opco or any of their respective affiliates is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of shares of capital stock of the Company.

            5.11. Tax Treatment. Neither Reitco nor Opco have any plan or intention to take any action that could reasonably be expected to cause the Merger not to qualify and continue to qualify as part of a reorganization under
Section 368(a) of the Code.

            5.12. Pairing Agreement. The agreement pursuant to which the shares of Reitco Common Stock and Opco Common Stock are paired (the "Pairing Agreement") is duly and validly authorized and is a valid and binding agreement, enforceable against Reitco and Opco in accordance with its terms. The Reitco Common Stock is paired with the Opco Common Stock pursuant to the Pairing Agreement and such pairing does not cause the activities of Opco to be attributed to Reitco pursuant to Section 269B(a)(3) of the Code.

            5.13. Taxes.

                  (a) Except as set forth in the Reitco SEC Documents or in
Section 5.13 of the Reitco Disclosure Schedule or as could not reasonably be expected to have a Reitco Material Adverse Effect:

                        (i) Reitco, Opco and their respective Subsidiaries have paid or caused to be paid all Taxes required to be so paid prior to the date hereof and have made provision, in accordance with GAAP, for all Taxes owed or accrued through the date hereof, except for Taxes which are not material.

                        (ii) Reitco, Opco and their respective Subsidiaries have filed with the appropriate taxing authorities all Tax Returns required to be filed by it, or requests for extensions to file such Tax Returns have been timely filed and granted and have not expired. All such filed Tax Returns are complete and accurate in all material respects. None of Reitco, Opco or their respective Subsidiaries has pending any request for an extension of time within which to file Tax Returns.

                        (iii) Reitco, Opco and their respective Subsidiaries have complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and have, within the time and the manner prescribed by law, withheld and paid over to the proper governmental authorities all amounts required to be so withheld and paid over under applicable laws.

                        (iv) Neither the IRS nor any other governmental authority is now asserting by written notice to Reitco, Opco or any of their respective Subsidiaries or, to the knowledge of Reitco, Opco, or any of such Subsidiaries, threatening to assert against Reitco, Opco or any of their respective Subsidiaries, any deficiency or claim for additional Taxes. No written claim has been made since July 1, 1996 by a taxing authority in a jurisdiction where none of Reitco, Opco, or any of their respective Subsidiaries files reports and returns that Reitco, Opco, or any of such Subsidiaries is or may be subject to taxation by that jurisdiction. None of Reitco, Opco, or any of their respective Subsidiaries has since January 1, 1994 entered into a closing agreement pursuant to Section 7121 of the Code.

                        (v) No federal, state, local or foreign audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Returns of any of Reitco, Opco or their respective Subsidiaries, and none of Reitco, Opco or their respective Subsidiaries has received a written notice of any actual or threatened audits or proceedings or is otherwise aware of any such audits or proceedings.

                        (vi) There are no material liens for Taxes upon any property or assets of Reitco, Opco or any Subsidiary of either Reitco or Opco, except for liens for Taxes not yet due and payable and liens for Taxes that are being contested in good faith by appropriate proceedings as set forth in the Reitco SEC Documents.

                        (vii) None of Reitco, Opco or any of their respective Subsidiaries is a party to any material agreement providing for the allocation or sharing of Taxes.

                        (viii)  None of Reitco, Opco or any of their
respective Subsidiaries has, with regard to any assets or property held or acquired by any of them, filed a consent to the application of Section 341(f) of the Code, or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by Reitco, Opco or any of their respective Subsidiaries.

                        (ix)  None of Reitco, Opco, or any of their
respective Subsidiaries has any material liability for any Taxes of any consolidated, combined or unitary group in which Reitco, Opco or any of their respective Subsidiaries was previously a member or any liability under any tax sharing agreement or similar arrangement with any other Person.

            5.14. Employee Benefits. With respect to all the employee benefit plans, programs and arrangements maintained for the benefit of any current or former employee, officer or director of Reitco, Opco or any of their respective Subsidiaries (the "Reitco Benefit Plans"), except for such matters as, individually or in the aggregate, could not be reasonably expected to have a Reitco Material Adverse Effect, and except as set forth in Section 5.14 of the Reitco Disclosure Schedule (a) each Reitco Benefit Plan and any related trust intended to be qualified under Sections 401(a) and 501(a) of the Code has received or has applied for a favorable determination letter from the Internal Revenue Service that it is so qualified and nothing has occurred since the date of such letter that could reasonably be expected to materially adversely affect the qualified status of such Reitco Benefit Plan or related trust, (b) each Reitco Benefit Plan has been operated in all material respects in accordance with the terms and requirements of applicable law and all required returns and filings for each Reitco Benefit Plan have been timely made, (c) none of Reitco, Opco or any of their respective Subsidiaries has incurred any direct or indirect material liability under, arising out of or by operation of ERISA, connection with any Reitco Benefit Plan or other retirement plan or arrangement, and no fact or event exists that could reasonably be expected to give rise to any such material liability, (d) all material contributions due and payable on or before the date hereof in respect of each Reitco Benefit Plan have been made in full and in proper form, (e) none of Reitco, Opco or their respective commonly controlled entities has withdrawn from any "multiemployer plan" (as defined in Section 3(37) of ERISA), "multiple employer plan" (as defined in Section 413 of the Code) or "defined benefit plan" (as defined in Section 3(35) of ERISA) where such withdrawal would result in any "withdrawal liability" (within the meaning of Section 4201 of ERISA) that has not been fully paid, (f) except as otherwise required under ERISA, the Code and applicable state laws, no Reitco Benefit Plan currently or previously maintained by Reitco, Opco or any of their respective Subsidiaries provides any post-retirement health or life insurance benefits, and none of Reitco, Opco or any of their respective Subsidiaries maintains any obligations to provide post-retirement health or life insurance benefits in the future, and (g) all material reporting and disclosure obligations imposed under ERISA and the Code have been satisfied with respect to each Reitco Benefit Plan.

            5.15. [Intentionally left blank]

            5.16. Related Party Transactions. The Reitco SEC Documents and/or
Section 5.16 of the Reitco Disclosure Schedule discloses all arrangements, agreements and contracts entered into by Reitco, Opco or any of their respective Subsidiaries (which are or will be in effect as of the Effective Time) involving payments in excess of $60,000 (other than employee salaries) with any person who is an officer, director or affiliate of Reitco or Opco , any member of the immediate family, spouse, grandchild or, to the knowledge of Reitco or Opco, any other relative of any of the foregoing or any entity of which any of the foregoing is an affiliate. Copies of all such documents have previously been provided or made available to the Company and its counsel.

            5.17. Labor Matters. Except as would not reasonably be expected to have a Reitco Material Adverse Effect, none of Reitco, Opco nor any of their respective Subsidiaries is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. Except as would not reasonably be expected to have Reitco Material Adverse Effect, as of the date hereof, none of Reitco, Opco nor any of their respective Subsidiaries is the subject of any material proceeding asserting that Reitco, Opco or any of their respective Subsidiaries has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization nor, as of the date of this Agreement, is there pending or, to the knowledge of Reitco and Opco, threatened, any material labor strike, dispute, walkout, work stoppage, slow-down or lockout involving Reitco, Opco or any or their respective Subsidiaries.

            5.18. Contracts and Commitments. None of Reitco, Opco or any of their respective Subsidiaries is a party to or bound by, and neither they nor any of their properties or assets are bound or subject to, any contract or other agreement (i) required to be disclosed in, or filed as an exhibit to, the Reitco SEC Documents, or (ii) which will be required to be disclosed in or filed as an exhibit to Reitco's or Opco's Form 10-K for the period ending December 31, 1996 (a "Reitco Material Contract") that is not filed in the Reitco SEC Documents. All Reitco Material Contracts are valid, existing, in full force and effect, binding upon Reitco, Opco or one of their respective Subsidiaries, as the case may be, in accordance with their terms, and none of Reitco, Opco or any of their respective Subsidiaries is in default under any of them, nor, to the best knowledge of Reitco and Opco, is any other party to any such contract or other agreement in default thereunder nor, to the best knowledge of Reitco and Opco, does any condition exist that with notice or lapse of time or both would constitute a default thereunder.

            5.19. Intellectual Property. Reitco, Opco and each of their respective Subsidiaries own or have the right to use all Intellectual Property Rights including without limitation the names "Meditrust" and "Santa Anita," as are necessary in connection with the business of Reitco, Opco and their respective Subsidiaries, taken as a whole, except (other than in the case of the names "Meditrust" and "Santa Anita") where the failure to own or have the right to use such Intellectual Property Rights, could not reasonably be expected to have a Reitco Material Adverse Effect. None of Reitco, Opco or any of their respective Subsidiaries has infringed any Intellectual Property Rights of a third party other than any infringements that, individually or in the aggregate, could not reasonably be expected to have a Reitco Material Adverse Effect.

            5.20. [Intentionally left blank]

            5.21. Environmental Matters. Except as disclosed in the Reitco SEC Documents or as could not reasonably be expected to have a Reitco Material Adverse Effect, (a) Reitco and its Subsidiaries are in compliance in all material respects with all applicable Environmental Laws, (b) there are no material Environmental Liabilities and Costs of Reitco and its Subsidiaries, (c) there are no material Environmental Conditions on or related to the assets and properties of Reitco and its Subsidiaries, (d) none of Reitco and its Subsidiaries has received any written notice from any governmental agency or other third party regarding the existence of any hazardous or toxic substance, material, or waste on any of its assets or properties, alleging any violation of or noncompliance with any Environmental Law, or requiring the removal, clean-up, or remediation of any Environmental Condition relating to Reitco or its Subsidiaries, and (e) Reitco has not received written notice that it is subject to any enforcement or investigatory action by an governmental agency regarding an Environmental Condition with respect to any of its assets and properties, or any other property related in any way to Reitco or its Subsidiaries. As used herein, the terms "toxic" or "hazardous" wastes, substances, or materials shall include, without limitation, all those so designated and all those in any way regulated by any present or future Environmental Laws.

            5.22. Compliance with Laws; Permits. Except as set forth in Section
5.22 of the Reitco Disclosure Schedule, none of Reitco, Opco or any of their respective Subsidiaries is in violation of any judgment, order, decree statute, law, ordinance, rule or regulation applicable to Reitco, Opco or any of their respective Subsidiaries or any of their respective properties or assets, except such violations as could not reasonably be expected to have a Reitco Material Adverse Effect. Except as set forth in Section 5.22 of the Reitco Disclosure Schedule, Reitco, Opco and their respective Subsidiaries have obtained all material licenses, permits and other authorizations and have taken all actions required by applicable law or governmental regulations in connection with their business as now or previously conducted where the failure to obtain any such license, permit or authorization or to take any such action, individually or in the aggregate, could reasonably be expected to have a Reitco Material Adverse Effect. None of such licenses, permits or authorizations shall be terminated or canceled as a result of the transactions contemplated by this Agreement, except for those licenses, permits or authorizations the lack of which could not reasonably be expected to have a Reitco Material Adverse Effect.

            5.23. Brokers. None of Reitco, Opco any of their respective Subsidiaries, or any of their respective officers, directors or employees have employed any broker, financial advisor, or finder or incurred any liability for any brokerage fees, commissions or finder's fees in connection with the transaction contemplated by this Agreement, except that Reitco has retained Salomon Smith Barney as its financial advisor.

            5.24. Other Consideration. The fair market value of the Opco Shares to be received by holders of Common Stock in the Merger will not exceed seven and one-half percent (7 1/2%) of the fair market value of the total Common Stock Consideration.

                                   ARTICLE VI.

                                    COVENANTS

            6.1. Interim Operations of the Company. Except as contemplated by this Agreement, the Company Disclosure Schedule, or with the prior written consent of Reitco, during the period from the date of this Agreement to the Effective Time, the Company will, and will cause each of its Subsidiaries to, conduct its operations in all material respects only in the ordinary and usual course of business consistent with past practice and in compliance in all material respects with all applicable law and, to the extent consistent therewith, will use its reasonable efforts, and will cause each of its Subsidiaries to use its best efforts, to preserve intact the business organization of the Company and each of its Subsidiaries, to keep available the services of their present officers and key employees, and to preserve the goodwill of those having business relationships with it. Without limiting the generality of the foregoing and except as otherwise contemplated by this Agreement or Section 6.1 of the Company Disclosure Schedule, the Company will not, and will not permit any of its Subsidiaries to, prior to the Effective Time, without the prior written consent of Reitco:

                  (a) adopt any amendment to its Certificate of Incorporation or Bylaws or comparable organizational documents;

                  (b) (i) issue, pledge or sell, or authorize the issuance, pledge or sale of additional shares of capital stock of any class (except upon exercise of outstanding Options), or securities convertible into capital stock of any class, or any rights, warrants or options to acquire any convertible securities or capital stock, or any other securities in respect of, in lieu of, or in substitution for, shares of Company Common Stock outstanding on the date hereof or (ii) amend, waive or otherwise modify any of the terms of any option, warrant or stock option plan of the Company or any of its Subsidiaries, including without limitation, the Options or the Option Plan;

                  (c) declare, set aside or pay any dividend or other distribution (whether in cash, securities or property or any combination thereof) in respect of any class or series of its capital stock other than between any wholly-owned Subsidiary of the Company and the Company or any other wholly-owned Subsidiary of the Company;

                  (d) split, combine, subdivide, reclassify or redeem, purchase or otherwise acquire, or propose to redeem or purchase or otherwise acquire, any shares of its capital stock, or any of its other securities;

                  (e) increase the compensation or fringe benefits payable or to become payable to its directors, officers or employees (whether from the Company or any of its Subsidiaries), or pay any benefit not required by any existing plan or arrangement (including, without limitation, the granting of stock options, stock appreciation rights, shares of restricted stock or performance units) or grant any severance or termination pay to (except pursuant to existing agreements or policies), or enter into any employment or severance agreement with, any director, officer or employee of the Company or any of its Subsidiaries or establish, adopt, enter into, or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, savings, welfare, deferred compensation, employment, termination, severance or other employee benefit plan, agreement, trust, fund, policy or arrangement for the benefit or welfare of any directors, officers or current or former employees, except in each case (i) to the extent required by applicable law or regulation, or (ii) for annual raises and/or bonuses consistent with past practice;

                  (f) (i) except for sales of inventory, sell, pledge, lease, dispose of, grant, encumber, or otherwise authorize the sale, pledge, disposition, grant or encumbrance of any assets of the Company or any of the Subsidiaries, except for sales in the ordinary course of business of the Company or (ii) except for (A) purchases of inventory and supplies in the ordinary course of business, (B) capital expenditures in accordance with the Company's 1998 capital expenditure budget and (C) completion of pending acquisitions identified in writing to Reitco in connection with the execution of this Agreement on terms substantially as set forth in the applicable letter of intent or definitive agreement, as the case may be, acquire (including, without limitation, by merger, consolidation, lease or acquisition of stock or assets) any corporation, partnership, other business organization or any division thereof (or a substantial portion of the assets thereof) or any other assets, except for such acquisitions which, individually or in the aggregate, do not exceed $50,000;

                  (g) (i) incur, assume or pre-pay any debt, except that the Company and its Subsidiaries may incur or pre-pay debt in the ordinary course of business consistent with past practice under existing lines of credit and may incur indebtedness to fund the acquisitions described in Section 6.1(f), (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, continentally or otherwise) for the obligations of any other Person except in the ordinary course of business consistent with past practice, or
(iii) make any loans, advances or capital contributions to, or investments in, any other Person except in the ordinary course of business consistent with past practice and except for loans, advances, capital contributions or investments between any wholly-owned Subsidiary of the Company and the Company or another wholly-owned Subsidiary of the Company;

                  (h) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution of the Company or any of its Subsidiaries;

                  (i) make any tax elections or settle or compromise any federal or state income tax liability with Tax authorities;

                  (j) pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted, unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in the consolidated financial statements of the Company;

                  (k)   enter into any collective bargaining agreement;

                  (l) take any action, other than reasonable and usual actions in the ordinary course of business and consistent with past practice, with respect to accounting policies or procedures, unless required by GAAP or the SEC;

                  (m) modify, amend or terminate any of the Company Material Contracts or waive, release or assign any material rights or claims, except in the ordinary course of business consistent with past practice;

                  (n) take, or agree to commit to take, any action that would make any representation or warranty of the Company contained herein inaccurate in any respect at, or as of any time prior to, the Effective Time;

                  (o) engage in any transaction with, or enter into any agreement, arrangement, or understanding with, directly or indirectly, any of the Company's affiliates which involves the transfer of consideration or has a financial impact on the Company, other than pursuant to such agreements, arrangements, or understandings existing on the date of this Agreement (which are set forth on Section 6.1 of the Company Disclosure Schedule);

                  (p) close, shut down, or otherwise eliminate any of the Company's golf courses located on any of the Properties, except for such closures, shutdowns or eliminations which are (i) required by action, order, writ, injunction, judgment or decree or otherwise required by law, or (ii) due to acts of God or other force majeure events; or

                  (q) enter into an agreement, contract, commitment or arrangement to do any of the foregoing, or to authorize, recommend, propose or announce an intention to do any of the foregoing.

                  (r) take any other action (or fail to take any action) that would be inconsistent with Reitco's continued qualification as a REIT after the Effective Time under the Code and the rules and regulations promulgate thereunder; or

                  (s) directly or indirectly through a Subsidiary enter into any agreement, or participate in active negotiations with any third party, relating to any business transaction the reasonably foreseeable effect of which would be to delay the Effective Time beyond June 15, 1998, prevent the Effective Time from occurring or result in the Merger not being treated as, or as part of, a tax-free reorganization for federal income tax purposes.

            6.2. Interim Operations of Reitco and Opco. Except as contemplated by this Agreement, Section 6.2 of the Reitco Disclosure Schedule or with the prior written consent of the Company, during the period from the date of this Agreement to the Effective Time, each of Reitco and Opco will, and will cause each of their respective Subsidiaries to, conduct its operations in all material respects only in the ordinary and usual course of business consistent with past practice and in compliance in all material respects with all applicable law and, to the extent consistent therewith, will use its reasonable efforts, and will cause each of its Subsidiaries to use its best efforts, to preserve intact the business organization of Reitco, Opco and each of their respective Subsidiaries, to keep available the services of their present officers and key employees, and to preserve the goodwill of those having business relationships with it; provided, however, that the forgoing shall not restrict the ability of Reitco, Opco and their respective Subsidiaries to engage in any acquisition, merger, exchange offer, equity or debt financing or other similar corporate transaction except to the extent prohibited by Sections 6.2 (a), (b), (c), (d) or (e) below. Without limiting the generality of the foregoing and except as otherwise contemplated by this Agreement or Section 6.2 of the Reitco Disclosure Schedule, Reitco will not, and will not permit any of its Subsidiaries to, prior to the Effective Time, without the prior written consent of the Company:

                  (a) other than (i) dividends and distributions (including liquidating distributions) by a direct or indirect Subsidiary of Reitco or Opco to its parent, (ii) dividends required in the reasonable judgment of Reitco in order to preserve Reitco's status as a REIT or to avoid federal income or excise taxes on its undistributed income or (iii) Regular Reitco Quarterly Dividends, (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (C) purchase or offer to purchase any capital stock of either of Reitco or Opco, other than purchases (w) made in the open market in accordance with Regulation M under the Exchange Act, (x) in accordance with any agreement filed or matter described in the Reitco SEC Documents, (y) by either of Reitco or Opco of its capital stock held by the other, and (z) by either of Reitco or Opco of newly issued common stock of the other for the purposes of pairing shares of Reitco Common Stock and Opco Common Stock. For purposes of this Agreement, "Regular Reitco Quarterly Dividends" means any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of Reitco's or Opco's capital stock, other than regular quarterly cash dividends at the rate in effect for the four quarters of 1997, as increased by the Boards of Directors of Reitco and Opco in the ordinary course;

                  (b) incur or guarantee any Indebtedness, issue or sell any debt securities or warrants or other rights to acquire any debt securities or enter into any arrangement having the economic effect of any of the foregoing (any such event, an "Incurrence"), such that the consolidated Indebtedness of Reitco and Opco, giving effect to such Incurrence, would exceed an amount equal to 50% of the combined market capitalization of Reitco and Opco. For purposes of this Agreement, "Indebtedness" means, with respect to any Person, all obligations of such Person (including the current portion thereof) that would be required to be reflected as indebtedness on a consolidated balance sheet for such Person prepared in accordance with GAAP;

                  (c) directly or indirectly through a Subsidiary enter into any agreement, or participate in active negotiations with any third party, relating to (A) any tender or exchange offer, merger, consolidation, or sale of all or substantially all of the capital stock or assets of Reitco or Opco or (B) any business transaction the reasonably foreseeable effect of which would be to delay the Effective Time beyond June 15, 1998, prevent the Effective Time from occurring, or result in the Merger not being treated as a tax-free reorganization for federal income tax purposes;

                  (d) take any action or fail to take any action which could reasonably be expected to terminate Reitco's status as a REIT; or

                  (e) enter into an agreement, contract, commitment or arrangement to do any of the foregoing, or to authorize, recommend, propose or announce an intention to do any of the foregoing.

            6.3.  Access to Information.

                  (a) To the extent permitted by applicable law, the Company shall (and shall cause each of its Subsidiaries to) afford to the officers, employees, accountants, counsel and other representatives of Reitco, access, at reasonable times during the period prior to the

Effective Time, to all of its and its Subsidiaries' properties, books, contracts, commitments and records (including any Tax Returns or other Tax related information pertaining to the party providing such information and its Subsidiaries) as they shall require. During such period, the Company shall (and shall cause each of its Subsidiaries to) furnish promptly to Reitco (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws and (ii) all other information concerning its business, properties and personnel as such party may reasonably request and shall make its officers, employees, accountants, financial advisors, counsel and other representatives reasonably available for consultation with Reitco. Without limiting the generality of the foregoing, the Company will, and will cause each of its respective Subsidiaries to, afford Reitco and Opco and their respective officers, employees, counsel and other advisors and representatives with access to conduct such investigations and inquiries as Reitco and Opco may reasonably deem necessary or desirable and to otherwise assist in such investigations and inquiries.

                  (b) To the extent permitted by applicable law, each of Reitco and Opco shall (and shall cause each of their respective Subsidiaries to) afford to the officers, employees, accountants, counsel and other representatives of the Company, access, at reasonable times during the period prior to the Effective Time, to all of its and its Subsidiaries' properties, books, contracts, commitments and records as they shall require. During such period, each of Reitco and Opco shall (and shall cause each of their respective Subsidiaries to) furnish promptly to the Company (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws and
(ii) all other information concerning its business, properties and personnel as such party may reasonably request and shall make its officers, employees, accountants, financial advisors, counsel and other representatives reasonably available for consultation with the Company. Without limiting the generality of the foregoing, Reitco and Opco will, and will cause each of their respective Subsidiaries to, afford the Company and its officers, employees, counsel and other advisors and representatives with access to conduct such investigations and inquiries the Company may reasonably deem necessary or desirable and to otherwise assist in such investigations and inquiries.

                  (c) Each party will hold any such information which is nonpublic in confidence in accordance with the provisions of the existing confidentiality agreement between the Company and Reitco (the "Confidentiality Agreement"). By executing this Agreement the Company, Reitco and Opco agree that Opco shall be bound by the terms and conditions of the Confidentiality Agreement as if it were an original party thereto.

            6.4.  Consents.

                  (a) The Company, Reitco and Opco will, and each such party will cause their respective Subsidiaries to, (i) promptly make their respective filings, and will thereafter use their best efforts promptly to make any required submissions, under the HSR Act with respect to the Merger and the other transactions contemplated by this Agreement and (ii) cooperate with one another
(A) in promptly determining whether any filings are required to be made or consents, approvals, permits or authorizations are required to be obtained under any other federal, state or foreign law or regulation or from any other Person and (B) in promptly making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such consents, approvals, permits or authorizations.

                  (b) If any objections are asserted with respect to the Merger under the antitrust laws, the parties shall attempt to resolve such objections. Reitco, Opco and the Company will request early termination of the waiting period under the HSR Act with respect to the transactions contemplated hereby. Reitco, Opco and the Company will, and will cause their respective Subsidiaries to, use their reasonable best efforts to resolve such objections, including using their reasonable best efforts to take such action as may be required (i) by the Antitrust Division of the Department of Justice or the Federal Trade Commission in order to resolve such objections as either of them may have to the Merger under the antitrust laws or (ii) by any federal or state court of the United States, in any suit brought by a private party or Governmental Entity challenging the Merger as violative of the antitrust laws, in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order which has the effect of preventing the consummation of the Merger on terms consistent with the terms of this Agreement. Notwithstanding the foregoing, none of the Company, Reitco or Opco shall be obligated hereby to enter into any consent decree or settlement agreement in order to resolve any such actions.

            6.5.  No Solicitation.

                  (a) The Company and its Subsidiaries will not, and the Company and its Subsidiaries will use their best efforts to ensure that their respective officers, directors, employees, investment bankers, attorneys, accountants and other agents do not, directly or indirectly: (i) initiate, solicit or encourage, or take any action to facilitate the making of, any offer or proposal which constitutes or is reasonably likely to lead to any Acquisition Proposal (as defined below) of the Company or any Subsidiary or an inquiry with respect thereto, or (ii) in the event of an unsolicited Acquisition Proposal for the Company or any Subsidiary or affiliate of the Company, engage in negotiations or discussions with, or provide any information or data to, any corporation, partnership, Person or other entity or group (other than Reitco, Opco or any of their respective affiliates or representatives) relating to any Acquisition Proposal. The Company shall promptly notify Reitco and Opco orally and in writing of any such offers, proposals, inquiries or Acquisition Proposals (including, without limitation, the material terms and conditions thereof and the identity of the Person making it). The Company shall, and shall cause its Subsidiaries, and will use its best efforts to ensure their respective officers, directors, employees, investment bankers, attorneys, accountants and other agents to, immediately cease and cause to be terminated all discussions and negotiations that have taken place prior to the date hereof, if any, with any parties conducted heretofore with respect to any Acquisition Proposal relating to the Company.

                  (b) As used in this Agreement, "Acquisition Proposal" shall mean any tender or exchange offer involving the capital stock of the Company, any proposal for a merger, consolidation or other business combination involving the Company or any of its Subsidiaries, any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the business or assets of, the Company or any Subsidiary of the Company, any proposal or offer with respect to any recapitalization or restructuring with respect to the Company or any Subsidiary of the Company or any proposal or offer with respect to any other transaction similar to any of the foregoing with respect to the Company or any Subsidiary of the Company other than pursuant to the transactions to be effected pursuant to this Agreement.

            6.6.  Additional Agreements.

                  (a) Subject to the terms and conditions herein provided (including, but not limited to, Section 6.4) each of the parties hereto agrees to use its best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable, whether under applicable laws and regulations or otherwise, or to remove any injunctions or other impediments or delays, legal or otherwise, to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as possible. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of the Company, Reitco and Opco shall use their best efforts to take, or cause to be taken, all such necessary actions.

                  (b) Except as required by law or permitted by Section 1.3 or 6.2, neither the Company, on the one hand, nor Reitco or Opco, on the other hand, will, nor will they permit any of their respective Subsidiaries to, voluntarily take any action that could reasonably be expected to result in (i) any of the representations and warranties of such party set forth in this Agreement that are qualified as to materiality becoming untrue, (ii) any of such representations and warranties that are not so qualified becoming untrue in any material respect, or (iii) any of the conditions to the Merger set forth in
Article VII not being satisfied.

            6.7. Publicity. So long as this Agreement is in effect, none of the Company, Reitco, Opco, nor affiliates which any of them control, shall issue or cause the publication of any press release or other public statement or announcement with respect to this Agreement or the transactions contemplated hereby without the prior consultation of the other parties hereto, except as may be required by law or by obligations pursuant to Reitco's listing agreement with the NYSE, provided that each party will use its best efforts to consult with the other parties hereto prior to any such issuance.

            6.8. Notification of Certain Matters. The Company, Reitco and Opco shall give prompt notice to the other parties hereto of (a) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time and (b) any material failure of the Company, Reitco or Opco, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.8 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

            6.9.  Directors' and Officers' Insurance and Indemnification.

                  (a) All the rights to indemnification and, to the extent applicable, exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time existing in favor of the current or former directors or officers of the Company or each of its Subsidiaries as provided in their respective certificates of incorporation or bylaws (or comparable organizational documents) and existing indemnity contracts will be assumed by Reitco and Reitco will be directly responsible for such indemnification, without further action, as of the Effective Time and will continue in full force and effect in accordance with their respective terms for a period not less than six years from the Effective Time. In addition, from and after the Effective Time, directors and officers of the Company who become or remain directors or officers (if any) of any Subsidiary thereof will be entitled (with respect to acts or omissions occurring after the Effective Time) to the same indemnity rights and protections (including those provided by directors' and officers' liability insurance) as are afforded to directors and officers of Reitco, Opco or such Subsidiary, as the case may be. Notwithstanding any other provision hereof, the provisions of this Section 6.9 (i) are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her legal representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

                  (b) Reitco will maintain in effect for not less than six years after the Effective Time one or more policies of directors' and officers' liability insurance that provide coverage for the current directors and officers of the Company that is substantially similar to that provided by the policies maintained by or on behalf of the Company and its Subsidiaries on the date hereof with respect to matters existing or occurring at or prior to the Effective Time; provided, however, that if the aggregate annual premiums for such insurance at any time during such period exceed 150% of the per annum rate of premium currently paid by the Company and its Subsidiaries for such insurance on the date of this Agreement, the Reitco will cause the Surviving Corporation to, and the Surviving Corporation will, provide the maximum coverage that will then be available at an annual premium equal to 150% of such rate.

            6.10. Employee Benefit Matters.

                  (a) With respect to each Reitco Benefit Plan, if the Effective Time occurs, service with the Company will be treated as service with Reitco and Opco for purposes of determining eligibility to participate, vesting and entitlement to benefits (other than the accrual of benefits under any defined benefit pension plan); provided, however, that such service will not be recognized to the extent that such recognition would result in a duplication of benefits. Such service also will apply for purposes of satisfying any waiting periods, evidence of insurability requirements or the application of any preexisting condition limitations under any Reitco Benefit Plan. Employees of the Company will be given credit under any Reitco Benefit Plan, in which they are eligible to participate for amounts paid under a corresponding Company benefit plan during the same period for purposes of applying deductibles, copayments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the Reitco Benefit Plans.

                  (b) For not less than one year following the Effective Time, Reitco and Opco shall maintain compensation and employee benefit plans and arrangements for employees of the Company and its Subsidiaries ("Affected Employees") that are, in the aggregate, no less favorable than as provided under the compensation arrangements and Company Benefit Plans as in effect on the date hereof. For not less than one year following the Effective Time, Reitco and Opco shall provide severance pay and benefits pursuant to the terms of all employment, severance and other compensation agreements and arrangements, including but not limited to, severance benefit plans, with respect to the Affected Employees. Notwithstanding the foregoing, Reitco and Opco shall have the right (i) following the Effective Time to transfer to one or more employee benefit plans maintained by Reitco and Opco any employee of the Company or any Subsidiary who becomes an employee of Reitco or Opco or the Surviving Corporation and (ii) in the good faith exercise of its managerial discretion, to terminate the employment of any employee. Nothing in this Agreement shall be construed as granting to any employee any rights of continuing employment or any other enforceable rights.

                  (c) Reitco and Opco shall honor all Company Benefit Plans and other contractual commitments in effect immediately prior to the Effective Time between the Company or its Subsidiaries and Affected Employees or former employees of the Company or its Subsidiaries. Notwithstanding the foregoing, Reitco and Opco shall have the right following the Effective Time to terminate any Company Benefit Plans, subject to their obligations to pay benefits accrued to the date of such termination and to their obligation to comply with Section 6.10(b). Without limiting the generality of the foregoing, Reitco and Opco shall honor all severance benefits, vacation, holiday, sickness and personal days accrued by Affected Employees and, to the extent applicable, former employees of the Company and its Subsidiaries as of the Effective Time.

            6.11. Tax Treatment. Each of Reitco, Opco and the Company will use reasonable efforts to cause the Merger to qualify as part of a reorganization under Section 368(a) of the Code.

            6.12. Registration Statement. Subject to their rights under Sections
1.3 and 6.2, as promptly as practicable after the date of this Agreement, Reitco and Opco will (i) file with the SEC a registration statement or amend a registration statement that has been previously filed with the SEC to register under the Securities Act the Paired Shares to be issued as Merger Consideration,
(ii) use their best efforts to cause such registration statement or amended registration statement to be declared effective by the SEC and (iii) will use their best efforts to maintain the effectiveness of such registration statement or amended registration statement until the Effective Time in order to satisfy the closing condition set forth in Section 7.1(d).

            6.13. Further Action. Each party hereto shall, subject to the fulfillment at or before the Effective Time of each of the conditions of performance set forth herein or the waiver thereof, perform such further acts and execute such documents as may be reasonably required to effect the Merger.

                                  ARTICLE VII.
                                   CONDITIONS

            7.1. Conditions to the Obligations of Each Party. The respective obligations of the Company, Reitco and Opco to consummate the Merger are subject to the satisfaction (or, if permissible, waiver by the party for whose benefit such conditions exist) of the following conditions:

                  (a) Stockholder Approval. This Agreement and the transactions contemplated hereby shall have been approved by the Company's stockholders in the manner required by the DGCL;

                  (b) No Order. No Governmental Entity or federal or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or order (whether temporary, preliminary or permanent) which is in effect and which materially restricts, prevents or prohibits consummation of the Merger or any transaction contemplated by this Agreement;

                  (c) Other Approvals. Other than the filing of merger documents in accordance with the DGCL, all authorizations, consents, waivers, orders or approvals required to be obtained, and all filings, notices or declarations required to be made, by the Company, Reitco or Opco prior to the consummation of the Merger and the transactions contemplated hereunder shall have been obtained from, and made with, all required Governmental Entities except for such authorizations, consents, waivers, orders, approvals, filings, notices or declarations, the failure to obtain or make which would not violate
Section 4.4(iii) or have a Reitco Material Adverse Effect.

                  (d) Freely Tradable Listed Shares. Except for restrictions under Rule 145 under the Securities Act on shares issued to affiliates of the Company, the Paired Shares issued as Merger Consideration shall be registered under the Securities Act and freely tradable upon issuance and shall have been approved for listing on the NYSE, subject to notice of issuance.

                  (e) Change in Tax Laws. There shall not have been any federal legislative or regulatory change that would cause Reitco to cease to qualify as a REIT for federal income tax purposes.

                  (f) HSR Act. The applicable waiting period under the HSR Act shall have expired or been terminated.

                  (g) Debt Tender. The holders of the Notes shall have (i) validly tendered and not withdrawn their Notes sufficient to satisfy the Minimum Condition, (ii) granted consents sufficient to approve the Covenant Elimination.

            7.2. Additional Conditions to Obligations of Reitco and Opco. The obligations of Reitco and Opco to effect the Merger and the transactions contemplated herein are also subject to the following conditions:

                  (a) Representations and Warranties. Each of the representations and warranties of the Company contained in this Agreement, without giving effect to any notification to Reitco delivered pursuant to
Section 6.8, shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date, except (i) for changes specifically permitted by this Agreement, (ii) that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date. Reitco shall have received certificates of the Chief Executive Officer of the Company to such effect.

                  (b) Agreement and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date. Reitco and Opco shall have received certificates of the Chief Executive Officer of the Company to that effect.

                  (c) Accounting Certificate. Reitco and Opco shall have received from the independent accountants of the Company, in form and substance satisfactory to Reitco and Opco, a certification to the effect that, as of the Effective Time, the Company had no current or accumulated E&P as of September 30, 1997 and the Company's Chief Financial Officer, in form and substance satisfactory to Reitco and Opco a certification to the effect that as of the Effective Time the Company has no current or accumulated E&P.

                  (d) REIT Opinion. Reitco and Opco shall have received from Cravath, Swaine & Moore, an opinion, in form and substance satisfactory to Reitco and Opco, to the effect that the transactions contemplated by this Agreement will not impair Reitco's ability to qualify as a REIT.

                  (e) Tax Opinion. Cravath, Swaine & Moore, counsel to Reitco and Opco, shall have delivered to Reitco and Opco an opinion in form and substance satisfactory to Reitco and Opco, dated as of the Closing Date, to the effect that, based upon representations, assumptions and conditions customary for transactions such as the Merger, the Merger will be treated for federal income tax purposes as part of a reorganization within the meaning of Section 368(a) of the Code and that Reitco and the Company will each be a party to such reorganization within the meaning of Section 368(b) of the Code.

                  (f) Brentwood Agreement. The Company shall have terminated corporate development and administrative services agreement with Brentwood Buyout Partners, L.P.

                  (g)   Shareholders Agreement. The stockholder identified in
Section 3.7 of the Shareholders Agreement shall have become a party thereto.

            7.3. Additional Conditions to Obligations of the Company. The obligation of the Company to effect the Merger and the other transactions contemplated in this Agreement are also subject to the following conditions:

                  (a) Representations and Warranties. Each of the representations and warranties of Reitco and Opco contained in this Agreement, without giving effect to any notification made to the Company pursuant to
Section 6.8, shall be true and correct in all material respects as of the Effective Time, as though made on and as of the Effective Time, except (i) for changes specifically permitted by this Agreement and (ii) that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date. The Company shall have received certificates of an executive officer of each of Reitco and Opco to such effect.

                  (b) Agreement and Covenants. Reitco and Opco each shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time. The Company shall have received certificates of the Chief Executive Officer and Chief Financial Officer of each of Reitco and Opco to that effect.

                  (c) Tax Certificate. Reitco shall have delivered to the Company a certificate substantially in the form attached hereto as Schedule 7.3(c) executed by Reitco.

                  (d) Opco Shares Certificate. The fair market value of the Opco Shares to be received by holders of Common Stock in the Merger shall not exceed seven and one-half percent (7 1/2%) of the fair market value of the total Common Stock Consideration and the Company shall have received a certificate of the Chief Financial Officer of Reitco to the foregoing effect, which certificate will also state the actual fair market value of the Opco Shares so received.

                  (e) Tax Opinion. Latham & Watkins, counsel to the Company, shall have delivered to the Company an opinion in form and substance satisfactory to the Company, dated as of the Closing Date, to the effect that, based upon representations, assumptions and conditions customary for transactions such as the Merger, the Merger will be treated for federal income tax purposes as part of a reorganization within the meaning of Section 368(a) of the Code and that Reitco and the Company will each be a party to such reorganization within the meaning of Section 368(b) of the Code.

                                  ARTICLE VIII.
                                   TERMINATION

            8.1. Termination. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the Merger contemplated herein may be abandoned at any time prior to the Effective Time, whether before or after stockholder approval hereof:

                  (a) By the mutual consent of the Board of Directors of Reitco and the Board of Directors of the Company;

                  (b) By Reitco, upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 7.2(a) or
Section 7.2(b), as the case may be, would be incapable of being satisfied by December 31, 1998 (or as otherwise extended); provided, that in any case, a willful breach shall be deemed to cause such conditions to be incapable of being satisfied for purposes of this Section 8.1(b);

                  (c) By the Company, upon a breach of any representation, warranty, covenant or agreement on the part of Reitco or Opco set forth in this Agreement, or if any representation or warranty of Reitco or Opco shall have become untrue, in either case such that the conditions set forth in Section 7.3(a) or Section 7.3(b), as the case may be, would be incapable of being satisfied by December 31, 1998 (or as otherwise extended); provided, that in any case, a willful breach shall be deemed to cause such conditions to be incapable of being satisfied for purposes of this Section 8.1(c);

                  (d) By either of Reitco or the Company, if any court or other Governmental Entity shall have issued, enacted, entered, promulgated or enforced any order, judgment, decree, injunction, or ruling or taken any other action restraining, enjoining or otherwise prohibiting this Agreement or the Merger and such order, judgment, decree, injunction, ruling or other action shall have become final and nonappealable;

                  (e) By either of Reitco or the Company, if the Merger shall not have been consummated before December 31, 1998; or

            8.2. Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void, and there shall be no liability on the part of Reitco, Opco or the Company except that the provisions of this Section 8.2 and Section 6.3(c) shall survive any such termination. Nothing contained in this Section 8.2 or otherwise in this Agreement shall relieve any party from liability for any fraud or breach of this Agreement or the Confidentiality Agreement.

                                   ARTICLE IX.
                                  MISCELLANEOUS

            9.1. Fees and Expenses. All costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such expenses.

            9.2. Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of the stockholders of the Company contemplated hereby, by written agreement of the parties hereto, pursuant to action taken by their respective Boards of Directors, at any time prior to the Closing Date with respect to any of the terms contained herein.

            9.3. Nonsurvival of Representations and Warranties. The respective representations and warranties of the Company, Reitco and Opco contained herein shall expire with, and be terminated and extinguished at the Effective Time, and thereafter none of the Company, Reitco or Opco nor any officer, director or principal thereof shall be under any liability whatsoever with respect to any such representation or warranty. This Section 9.3 shall have no effect upon any other obligation of the parties hereto, whether to be performed before or after the Effective Time.

            9.4. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by an overnight courier service, such as FedEx, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                  (a)   if to the Company, to:

                        Cobblestone Holdings, Inc.
                        3702 Via de la Valle
                        Suite 201
                        Del Mar, California 92014
                        Attn: Chief Executive Officer
                        Telecopy: (619) 794-7805

                        with a copy to:

                        Brentwood Associates
                        11150 Santa Monica Boulevard
                        Suite 1200
                        Los Angeles, California 90025
                        Attn:  Wong
                        Telecopy: (310) 477-1011

                        and

                        Latham & Watkins
                        633 West Fifth Street, Suite 4000
                        Los Angeles, California 90071
                        Attn: Elizabeth A. Blendell
                        Telecopy: (213) 891-8763

                  (b)   if to Reitco, to:
                        Meditrust Corporation
                        197 First Avenue, Suite 300

                        Needham, Massachusetts 02194
                        Attn: Chief Executive Officer
                        Telecopy: (781) 449-1530

                        with a copy to:

                        Cravath, Swaine & Moore
                        Worldwide Plaza
                        825 Eighth Avenue
                        New York, NY 10019-7416
                        Attn: Kevin J. Grehan
                        Telecopy: (212) 474-3700

                  (c)   if to Opco, to:

                        Meditrust Operating Company
                        197 First Avenue, Suite 100
                        Needham, Massachusetts 02194
                        Attn: Chief Executive Officer
                        Telecopy: (781) 449-1530

                        with a copy to:

                        Cravath, Swaine & Moore
                        Worldwide Plaza
                        825 Eighth Avenue
                        New York, NY 10019-7416
                        Attn: Kevin J. Grehan
                        Telecopy: (212) 474-3700

            9.5. Interpretation. When a reference is made in this Agreement to Sections or Articles, such reference shall be to a Section or Article of this Agreement unless otherwise indicated. Whenever the words "include", "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation". As used in this Agreement, the term "affiliate(s)" shall have the meaning set forth in Rule 12b-2 of the Exchange Act.

            9.6. Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

            9.7. Entire Agreement; No Third Party Beneficiaries; Rights of Ownership. This Agreement and the Confidentiality Agreement (including the exhibits hereto and the documents and the instruments referred to herein and therein): (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) except as provided in Article III; Section 6.9 and Section 6.10 with respect to the obligations of the Company or the Surviving Corporation thereunder, are not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

            9.8. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

            9.9. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law thereof.

            9.10. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

                          (Signature Page(s) to Follow)

      IN WITNESS WHEREOF, the Company, Reitco and Opco have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                    COBBLESTONE HOLDINGS, INC.

                                    By: /s/ Stefan C. Karnaras
                                       --------------------------------
                                       Name:  Stefan C. Karnaras
                                       Title: Vice President & CFO

                                    By: /s/ James A. Husband
                                       --------------------------------
                                       Name:  James A. Husband
                                       Title: PRESIDENT

                                    MEDITRUST CORPORATION

                                    By: /s/ David F. Benson
                                       --------------------------------
                                       Name:  David F. Benson
                                       Title: President

                                    By: /s/ Michael S. Benjamin, Esq.
                                       --------------------------------
                                       Name:  Michael S. Benjamin, Esq.
                                       Title: Senior Vice President

                                    MEDITRUST OPERATING COMPANY

                                    By: /s/ Abraham D. Gosman
                                       --------------------------------
                                       Name:  Abraham D. Gosman
                                       Title: Chief Executive Officer

                                    By: /s/ Michael J. Bohnen
                                       --------------------------------
                                       Name:  Michael J. Bohnen
                                       Title: Secretary

List of Schedules for Agreement and Plan of Merger dated as of January 11, 1998 among Meditrust Corporation ("Reitco"), Meditrust Operating Company ("Opco", and together with Reitco, "Registrant") and Cobblestone Holdings, Inc. ("Cobblestone").

Schedule 4.2:           Capitalization (Cobblestone)
Schedule 4.4:           Consents and Approvals; No Violations (Cobblestone)
Schedule 4.6:           Absence of Certain Changes (Cobblestone)
Schedule 4.7:           Litigation (Cobblestone)
Schedule 4.10:          Taxes (Cobblestone)
Schedule 4.14:          Related Party Transactions (Cobblestone)
Schedule 4.18:          Environmental (Cobblestone)
Schedule 4.20:          Insurance (Cobblestone)
Schedule 5.2:           Capitalization (Registrant)
Schedule 5.4:           Consents Which May Be Required (Registrant)
Schedule 5.7:           Litigation (Registrant)
Schedule 5.13:          Taxes (Registrant)
Schedule 5.14:          Employee Benefits (Registrant)
Schedule 5.16:          Related Party Transactions (Registrant)
Schedule 5.22:          Compliance With Laws; Permits (Registrant)
Schedule 6.1:           Interim Operations (Cobblestone)
Schedule 6.2:           Interim Operations (Registrant)
Schedule 7.3(c):        Tax Certificate